UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 11, 2015

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 11, 2015, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, for the following purposes:

(1)	to elect as directors of the Company the three nominees named in the attached proxy statement;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 31, 2014;

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2015; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 13, 2015, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Members of the Company’s management will not make any formal presentations as part of the annual meeting, but will be available to address questions from shareholders, as appropriate.

The Company’s Annual Report for fiscal year 2014 is provided for your convenience.

By order of the Board of Directors

/s/ AMY L. WATSON AMY L. WATSON
Associate General Counsel and
Corporate Secretary

January 29, 2015

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 11, 2015

This proxy statement, which is first being provided to shareholders on or about January 29, 2015, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2015 annual meeting of shareholders of the Company to be held on Wednesday, March 11, 2015, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington 98101, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Shareholders are being asked to vote on three proposals at the 2015 annual meeting:

(1)	to elect as directors of the Company three nominees: Delores M. Etter, Mary L. Howell and Gary E. Pruitt to the class of directors whose term will expire at the 2018 annual meeting of shareholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 31, 2014; and

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2015.

In addition, you may be asked to consider any other business properly presented at the 2015 annual meeting and any adjournment or postponement of the annual meeting. Members of the Company’s management will not make any formal presentations as part of the 2015 annual meeting, but will be available to address questions from shareholders, as appropriate.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing. The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $10,000, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date, or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 13, 2015, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 31,279,909 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed Computershare as the inspector of elections for the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting.

For Proposal One regarding the election of directors, each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting, to be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in electing directors. For Proposal Two (regarding the advisory vote on the executive compensation of the Company’s named executive officers) and Proposal Three (regarding the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015), the affirmative vote of a majority of the votes cast will be required for approval of the proposals. The votes on Proposal Two (regarding executive compensation) and Proposal Three (regarding the ratification of our independent auditors) are advisory in nature and are nonbinding.

Abstentions and broker non-votes will not be considered votes cast with respect to Proposals One, Two and Three and as a result, they will have no effect on the vote relating to those proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to non-routine matters, which at the 2015 annual meeting include the election of directors or the advisory votes on executive compensation. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, which at the 2015 annual meeting include the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

Effective October 28, 2013, Mr. Curtis C. Reusser was appointed as the Company’s President and CEO, succeeding Mr. R. Bradley Lawrence who continued as Executive Chairman until immediately following the Company’s 2014 annual meeting. Also effective October 28, 2013, the Board increased the size of the board to eleven directors and elected Mr. Reusser to fill the vacancy. Upon the effectiveness of Mr. Lawrence’s retirement on March 5, 2014, by resolution of the Board of Directors, the number of authorized members of the Board of Directors was reduced to ten, and Mr. Reusser was named Chairman of the Board.

Mandatory Retirement

The Company’s Corporate Governance Guidelines require directors to tender their resignation prior to the annual meeting of shareholders following their 72nd birthday. In accordance with this policy, Mr. Jerry D. Leitman will retire as a director to be effective at the conclusion of the 2015 annual meeting of shareholders. By resolution of the Board of Directors effective at the end of the 2015 annual meeting, the Board of Directors will accept Mr. Leitman’s resignation and reduce the number of authorized members of the Board of Directors to nine.

Majority Voting in Director Elections

Pursuant to the Company’s Amended and Restated Bylaws, a director nominee is elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2015 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2018 annual meeting:

Delores M. Etter

Director, Caruth Institute for Engineering Education and Texas Instruments

Distinguished Chair in Engineering Education, Southern Methodist University. Age 67.

Dr. Etter has been the Director of the Caruth Institute for Engineering Education and the Texas Instruments Distinguished Chair in Engineering Education at Southern Methodist University since June 2008. She is also a member of the National Academy of Engineering and is a Fellow of the Institute of Electrical and Electronic Engineers, the American Association for the Advancement of Science and the American Society for Engineering Education. She is also a director of LORD Corporation and Stantec Inc. She has been a director of the Company since 2010.

Dr. Etter has had multiple, substantive experiences within the U.S. Department of Defense, as well as serving on the faculty at public and private institutions, including the U.S. Naval Academy. This experience, coupled with her deep technical knowledge, and her familiarity with the Joint Strike Fighter and other military aircraft, enable Dr. Etter to provide insight and guidance to management and the Board.

Mary L. Howell

Executive Vice President (Retired), Textron, Inc. Age 62.

Prior to January 2010, Ms. Howell was the Executive Vice President of Textron, Inc. (a multi-industry company serving aircraft, automotive, defense, industrial, and finance businesses), having held such position since August 1995. Ms. Howell is also a board member of the Atlantic Council of the United States and Vectrus, Inc. She has been a director of the Company since 2011.

Ms. Howell has had extensive experience in the commercial and military markets. She has deep expertise in marketing, sales and business development. She served on the boards of the National Association of Manufacturers and the Aerospace Industries Association. Further, her former experience as a board member of FM Global has given her insight to sophisticated risk management practices.

Gary E. Pruitt

Chairman (Retired), Univar Inc. Age 64.

Prior to November 2010, Mr. Pruitt was the Chairman of Univar Inc. (a leading chemical distributor), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to October 2009. He is also a director of Itron, Inc., Premera Blue Cross, and PS Business Parks, Inc., and is a trustee of Public Storage, Inc. He has been a director of the Company since 2009.

Mr. Pruitt brings extensive knowledge of growing and directing a large, complex, global company. Mr. Pruitt also is familiar with the nuances of international taxation, as he has significant experience in capital structure and treasury management. This unique set of skills is valuable to the Board, as the Company has material portions of the business located outside of the U.S., as well as a complex organizational tax structure.

Continuing directors:

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc. Age 63.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998. He has served and continues to serve as a director of Stantec Inc. since March 1994. He is chairman of the board for ZCL Composites Inc. and also a director of Aecon Group Inc. and two other private companies. He has been a director of the Company since 2002 and his current term expires in 2017.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions. His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management. Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian business and banking practices is supportive of Esterline’s investments in Canada.

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 64.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) in their Chicago office, primarily serving companies in the aerospace and defense industry. He is currently a trustee of the University of Montana Foundation. He has been a director of the Company since 2006, and his current term expires in 2016.

Mr. Haack has extensive financial and accounting expertise gained from his many years with Deloitte & Touche LLP. He also has experience in complex mergers and acquisitions and capital structure issues gained from involvement in transactions during his career. Also, he has experience in the aerospace and defense industry, having worked with many companies in the industry as one of Deloitte’s practice leaders in aerospace and defense.

Scott E. Kuechle

Executive Vice President and Chief Financial Officer (Retired), Goodrich Corporation. Age 55.

Prior to July 2012, Mr. Kuechle was the Executive Vice President and Chief Financial Officer of Goodrich Corporation (an aerospace and defense company) since August 2005. He is also a director of Kaman Corporation and Wesco Aircraft Holdings, Inc. He has been a director of the Company since December 2012, and his current term expires in 2016.

Mr. Kuechle’s extensive experience within the aerospace & defense industry, coupled with his deep financial expertise, provide the Board with a powerful skillset to draw upon as the Company continues to execute its strategic plan with a focus on organic sales growth and good-fit mergers and acquisitions.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 66.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of The Boeing Commercial Airplane Company (a global aircraft manufacturing company), having held such position since 2005. He is a Principal at J2 Ventures and is a director of Héroux-Devtek Inc., JURA Corporation, and LORD Corporation. He has been a director of the Company since 2007 and his current term expires in 2017.

Mr. Morris’ experience in supply chain management, engineering, and manufacturing at The Boeing Commercial Airplane Company and within Boeing’s helicopter business, as well as his continuing involvement in the aerospace industry, adds a depth of knowledge of the aerospace business, as well as a global perspective to the Board that is difficult to replicate. Mr. Morris has a solid understanding of the complexities involved in the dynamics of a low volume, high mix manufacturing environment found in many of Esterline’s operations.

Curtis C. Reusser

Chairman, President and Chief Executive Officer, Esterline Technologies Corporation. Age 54

Mr. Reusser has been Chairman, President and Chief Executive Officer of the Company since March 2014. Prior to that time, he was President and Chief Executive Officer from October 2013 to March 2014. Previously, he was President, Aircraft Systems of UTC Aerospace Systems for United Technologies Corporation (a provider of a broad range of high-technology products and services to the global aerospace and building systems industries) from July 2012 to October 2013. Prior to that time, he was President of the Electronic Systems segment of Goodrich Corporation (an aerospace and defense company) from January 2008 to July 2012. He has been a director of the Company since October 2013 and his current term expires in 2016.

Mr. Reusser brings to the Board over 30 years of experience in the aerospace and defense industry. With his engineering background and substantive leadership experience at Goodrich Corporation and United Technologies Corporation, Mr. Reusser adds a “hands-on” dynamic to the Board. Mr. Reusser has direct experience in growing and leading businesses that are complementary to Esterline’s, including sensors and systems, power systems, and intelligence, surveillance, and reconnaissance. As Chairman, President and CEO of Esterline, these experiences add significantly to the Company’s operations and marketing strategy deployment.

Henry W. Winship IV

Principal and Senior Managing Director, Relational Investors LLC. Age 47.

Mr. Winship has been Principal and Senior Managing Director of Relational Investors LLC (an investment advisory firm) since April 2011. Prior to that time, he was a Principal and Managing Director since 2004. Mr. Winship is also a member of Relational Investors’ Investment Committee. He has been a director of the Company since December 2012 and his current term expires in 2017.

Mr. Winship has over 20 years of experience in investment management, accounting and financial management. Mr. Winship adds the perspective of a large shareholder to the Board, as well as diverse industry experience and expertise in capital allocation. Mr. Winship has extensive experience in financial analysis of industrial and aerospace companies and possesses significant knowledge of business strategy development and merger and acquisition valuation and analysis.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2014. Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation $	Total ($)
Delores M. Etter	$70,000	$100,000	$—	$170,000
Anthony P. Franceschini	67,500	100,000	—	167,500
Paul V. Haack	92,500	100,000	—	192,500
Mary L. Howell	82,500	100,000	—	182,500
Scott E. Kuechle	75,000	100,000	—	175,000
Jerry D. Leitman	65,000	100,000	—	165,000
James J. Morris	80,000	100,000	—	180,000
Gary E. Pruitt	77,500	100,000	—	177,500
Henry W. Winship IV	62,500	100,000	—	162,500

(1)	Amounts in this column represent retainers and chair fees.

(2)	Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2014, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718).

For the first three quarters of fiscal 2014, the Company paid the following cash fees to non-employee directors:

Non-Employee Director Annual Retainer	$45,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Member Annual Retainer	12,500
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Member Annual Retainer	7,500
Compensation Committee Chair Additional Annual Retainer	7,500
Regulatory Compliance Subcommittee Member Annual Retainer	7,500
Regulatory Compliance Subcommittee Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Member Annual Retainer	5,000
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Member Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	7,500

The Compensation Committee reviews director remuneration regularly, and seeks information and advice from its compensation consultant, Semler Brossy, to assist the Committee’s consideration. Pursuant to such a review, the Committee recommended and the Board approved changes in the fee amounts in June 2014. The fee increases were based on updated market benchmark information concerning practices common among the 18-company peer group the Company references for purposes of making executive pay comparisons, and based on public company practices more generally. Further information about the peer group can be found in the Compensation Discussion and Analysis section of this proxy statement starting on page 12. In summary, the changes in director remuneration were made to: (1) increase the total amount of director remuneration to a more competitive level; and (2) retain a sound balance between equity-based compensation and cash fees. For these reasons, the annual retainer for non-employee directors was increased from $45,000 to $55,000 and the amount of annual stock compensation was also increased by $10,000 as described further below.

All annual retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings.

In addition, the Company makes an annual issuance of fully-paid Common Stock to each non-employee director serving on the Board the day after each annual meeting of shareholders. In fiscal 2014, each non-employee director was issued $100,000 of fully-paid Common Stock. Due to the increase in stock compensation approved by the Board in June 2014, the annual issuance increased to $110,000 worth of fully-paid Common Stock, which will be paid in March 2015 to non-employee directors whose service will continue past the 2015 annual meeting. The number of shares of Common Stock issued is determined based on the closing price of our Common Stock on the date of the annual meeting, as reported in the Wall Street Journal the following day. During fiscal 2014, shares to non-employee directors were issued under the Company’s 2013 Equity Incentive Plan. Board policy requires non-employee directors to acquire and hold shares of the Company’s Common Stock that are equal to or greater in value than five times the amount of the annual cash retainer for Board service, which is currently $55,000, as described above. All non-employee directors, other than Mr. Kuechle and Mr. Winship, are to achieve this stock ownership level by the end of the second fiscal quarter of 2017, and met the share ownership requirement as of the end of fiscal 2014. Mr. Kuechle and Mr. Winship are to achieve the required ownership level by the fifth anniversary of their election to the Board, or December 2017, and have made substantial progress toward the ownership requirement as of the end of fiscal 2014.

Board and Board Committees

There were eight meetings of the Board of Directors during fiscal 2014. During fiscal 2014, each director attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management. In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors. This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company. Currently, Mr. Reusser serves as the Chairman of the Board, and due to Mr. Reusser’s current position with the Company, Mr. Haack currently serves as the Lead Independent Director.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting. Because the Chairman of the Board is an employee of the Company, the Lead Independent Director, Mr. Haack, presides over the sessions. Non-management directors who are considered independent under the NYSE independence listing standards also meet in executive session at least once annually. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight. The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so. Beginning in 2009, the Company developed and implemented an enterprise risk management program (“ERM”) which incorporates the business unit risk assessments. The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis. Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact on earnings. Management has the responsibility for developing an action plan to address, mitigate or monitor such risks. Management updates the ERM program annually to reassess existing risk profiles and to identify new risks that may need to be incorporated into the assessment.

The Board of Directors has chosen to retain overall responsibility for overseeing risk assessment in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity. Among other processes, the Audit Committee meets regularly in executive sessions with our internal and external auditors as well as the Chief Financial Officer and Chief Accounting Officer. In addition, the

Audit Committee formed a Regulatory Compliance Subcommittee in August 2013 to support and enhance the Audit Committee’s oversight of the Company’s risk management and related activities associated with trade compliance. More specifically, the Subcommittee was delegated the authority to oversee the Company’s compliance activities and program development resulting from its obligations under the Consent Agreement entered into in March 2014 with the U.S. Department of State’s Directorate of Defense Trade Controls Office of Defense Trade Controls Compliance (DDTC) to resolve alleged International Traffic in Arms Regulations (ITAR) civil violations.

The Compensation Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking, as described more fully under the Statement Regarding Compensation Practices section in this proxy statement on page 34.

Attendance at the Annual Meeting. The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the second fiscal quarter meeting of the Board of Directors on the same date as the annual shareholders meeting to facilitate director attendance at the annual meeting. All but one of the Company’s directors then-serving as a director attended the annual shareholders meeting in 2014.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Reusser, are independent under the NYSE listing standards. Mr. Reusser does not meet NYSE independence listing standards due to his current positions as Chairman, President and Chief Executive Officer of the Company. Mr. Lawrence, the Company’s former Executive Chairman and Senior Advisor, served as a director until March 2014, and was not independent because he was an executive officer of the Company during his tenure as Executive Chairman.

The Audit Committee currently consists of directors Pruitt (Chairman), Haack, Howell, Kuechle and Morris, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eight times during fiscal 2014.

The Board of Directors has determined that Messrs. Haack, Kuechle and Pruitt each qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

In August 2013, the Audit Committee formed a Regulatory Compliance Subcommittee to support and enhance the Audit Committee’s oversight of the Company’s risk management and related activities associated with trade compliance. The Subcommittee’s oversight is focused on the Company’s compliance activities resulting from its obligations under the Consent Agreement. The Regulatory Compliance Subcommittee currently consists of directors Howell (Chair), Etter, Kuechle and Morris.

The Compensation Committee currently consists of directors Franceschini (Chairman), Etter, Haack, Leitman and Winship, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the independent members of the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluates the Chief Executive Officer’s performance and that of other corporate officers in light of corporate goals and objectives; develops, evaluates and decides the form and level of compensation for the CEO and other officers of the Company; recommends compensation for Board members; oversees the Company’s succession planning process; and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Compensation Committee also administers the Company’s equity and incentive compensation plans for officers and senior corporate management, which includes recommending amendments to such plans. When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers. The Chief Executive Officer, the Vice President Human Resources, and the Vice President & General Counsel are non-voting advisors to the Compensation Committee from whom the Compensation Committee solicits and considers recommendations as to compensation for the other executive officers as well as other matters related to the Company’s executive compensation program.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant. The Compensation Committee has engaged Semler Brossy, an independent executive compensation consultant, to: (1) review and develop compensation program recommendations for Company executives and directors; (2) provide and analyze benchmark compensation data for executive officers and directors from peer companies and from general compensation surveys; (3) advise the Committee on compensation levels for executive officers and directors; and (4) provide analysis and recommendations related to the design of executive incentive plans. Semler Brossy does no other work for and has no other business relationships with Esterline. The firm reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair between meetings. The Compensation Committee met seven times and acted by unanimous consent in lieu of a meeting once during fiscal 2014.

The Nominating & Corporate Governance Committee currently consists of directors Leitman (Chairman), Franceschini, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Nominating & Corporate Governance Committee met four times during fiscal 2014.

The Executive Committee currently consists of directors Reusser (Chairman), Franceschini, Haack, and Pruitt. The Executive Committee reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings.

The Strategy & Technology Committee currently consists of directors Morris (Chairman), Etter, Howell, Kuechle and Winship. The Strategy & Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs.

Director Nominations and Qualifications

In accordance with the Company’s Amended and Restated Bylaws, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2016 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than September 14, 2015, and no later than October 13, 2015. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business or community leadership experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board. Although there is no formal diversity policy in place, the Company and the Nominating & Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences. They consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2015 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Reusser, as the Chairman, Mr. Haack, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors Attn: Lead Independent Director or Corporate Secretary Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2016 annual shareholders meeting should follow the procedures specified under Shareholder Proposals for 2016 in this proxy statement. Shareholders wishing to nominate or recommend directors should follow the procedures specified under the Other Information as to Directors—Director Nominations and Qualifications section above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 13, 2015, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers who are further defined in the Compensation Discussion and Analysis section of this proxy statement on page 12 (“NEOs”) and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
FMR LLC 82 Devonshire Street, Boston, MA 02109	2,835,226	(3)	9.1%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	2,759,399	(4)	8.8%
Dimensional Fund Advisors LP Palisades West – Bldg. One, 6300 Bee Cave Road, Austin, TX 78746	2,645,492	(5)	8.5%
Henry W. Winship IV	2,480,853	(6)	7.8%
Relational Investors LLC 12400 High Bluff Drive, Suite 600, San Diego, CA 92130	2,478,543	(7)	7.9%
Wellington Management Company LLP 280 Congress Street, Boston, MA 02210	1,791,597	(8)	5.7%
MSD Capital, L.P. 645 Fifth Avenue, 21st Floor, New York, NY 10022	1,624,578	(9)	5.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard., Malvern, PA 19355	1,595,648	(10)	5.1%
R. Bradley Lawrence	224,841	(11)	*
Robert D. George	140,072	(11)	*
Frank E. Houston	61,475	(11)	*
Jerry D. Leitman	28,102		*
Albert S. Yost	22,783	(11)	*
Paul V. Haack	20,781		*
Anthony P. Franceschini	16,022		*
James J. Morris	13,248		*
Delores M. Etter	8,285		*
Gary E. Pruitt	6,460		*
Mary L. Howell	5,850		*
Alain M. Durand	2,718	(11)	*
Scott E. Kuechle	2,310		*
Curtis C. Reusser	16,722	(11)	*
Directors, nominees and executive officers as a group (17 persons)	3,093,650	(11)	9.7%

____________________

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 13, 2015, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 13, 2015, there were 31,280,409 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	The information on the number of shares held is based upon a Schedule 13G filed on February 14, 2014, on behalf of FMR LLC (“FMR”). Based upon such filing, FMR beneficially owns 2,835,226 shares.

(4)

The information on the number of shares held is based on a Schedule 13G filed on January 29, 2014, on behalf of BlackRock, Inc. (“BlackRock”). Based upon such filing, BlackRock beneficially owns 2,759,399 shares.

(5)

The information on the number of shares held is based upon a Schedule 13G filed on February 10, 2014, on behalf of Dimensional Fund Advisors LP (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional has sole voting power over 2,598,152 shares and sole dispositive power over 2,645,492 shares.

(6)

Includes 2,478,543 shares beneficially owned by Relational Investors, LLC (“RILLC”), as described in Note 7 below. Mr. Winship is a Principal of RILLC, but disclaims beneficial ownership of the shares beneficially owned by RILLC except to the extent of his pecuniary interest therein.

(7)

The information on the number of shares held is based on a D&O Questionnaire completed by Henry W. Winship IV, a Principal of RILLC, on November 14, 2014. Based upon such document, RILLC is the record owner of 100 shares and sole general partner or investment manager of certain affiliated entities that own a total of 2,478,543 shares.

(8)

The information on the number of shares held is based upon a Schedule 13G filed on February 14, 2014, on behalf of Wellington Management Company, LLP (“Wellington”). Based upon such filing, Wellington beneficially owns 1,791,597 shares.

(9)

The information on the number of shares held is based upon a Schedule 13G filed on December 29, 2014, jointly and on behalf of MSD Capital, L.P., MSD Value Investments, L.P., and Michael S. Dell (collectively “MSD”). Based upon such filing, MSD beneficially owns 1,624,578 shares.

(10)

The information on the number of shares held is based upon a Schedule 13G filed on February 12, 2014, on behalf of The Vanguard Group (“Vanguard”). Based upon such filing, Vanguard beneficially owns 1,595,648 shares.

(11)

Includes shares subject to options granted under the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan which are exercisable currently or within 60 days of January 13, 2015, as follows: Mr. Reusser, 6,500; Mr. George, 132,143 shares; Mr. Durand, 1,275 shares; Mr. Houston, 61,475 shares; Mr. Yost, 20,325 shares; Mr. Lawrence, 210,250 shares; and directors, nominees and executive officers as a group, 471,618 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its NEOs. For fiscal 2014, our NEOs are:

•	Curtis C. Reusser, Chairman, President and Chief Executive Officer (“CEO”);

•	Robert D. George, Chief Financial Officer (“CFO”), Vice President, and Corporate Development;

•	Alain M. Durand, President, Sensors & Systems Segment;

•	Frank E. Houston, President, Avionics & Controls Segment; and

•	Albert S. Yost, President, Advanced Materials Segment and Treasurer.

•	R. Bradley Lawrence, Former Executive Chairman and Senior Advisor (retired)

On October 28, 2013, we transitioned to a new President and CEO, Mr. Reusser. As part of this planned transition, Mr. Lawrence retired as President and CEO, effective October 28, 2013, and then served as Executive Chairman of the Board through the 2014 annual shareholders meeting on March 5, 2014, at which point Mr. Reusser became Chairman. Mr. Lawrence continued as a part-time, non-executive employee through the end of our 2014 fiscal year. During this period, Mr. Lawrence served as Senior Advisor on special projects and initiatives, working in support of the CEO. Mr. Lawrence retired effective October 31, 2014. Because Mr. Lawrence served as CEO briefly during fiscal 2014, he is included as an NEO in this CD&A, together with our current CEO, the CFO, and the next three most highly compensated executive officers for fiscal 2014.

This CD&A is organized as follows:

•	Executive Summary

•	Compensation Arrangements for Mr. Reusser as President, and CEO

•	Compensation Arrangements for Mr. Lawrence as Executive Chairman and Senior Advisor

•	Objectives of our Executive Compensation Program

•	Summary of Compensation Program Components

•	Compensation Decision Process

•	Company Performance in Fiscal 2014

•	Summary of Compensation Decisions & Results in Fiscal 2014

•	Specific Compensation Decisions for the NEOs in Fiscal 2014

•	Fiscal 2015 Compensation Decisions

Executive Summary

The key events related to executive compensation in fiscal 2014 are outlined briefly below and described more fully in later sections of this CD&A. In addition, recent developments for 2015 executive compensation are described further below in this CD&A.

•	The Company continued to generate very strong cash flows in fiscal 2014 of $216.4 million, or approximately 130% of our fiscal 2014 income from continuing operations.

•

The Company’s financial results, including income from continuing operations of $166.0 million, or $5.12 per diluted share, for fiscal 2014 were impacted significantly by key strategic activities and investment in Company’s compliance programs, all of which are designed to better position the Company for future growth:

•

The Company launched accelerated integration activities that focused on consolidating certain facilities and creating greater cost-efficiency through shared services in sales, general administrative and support functions.

•

Effective in the fourth quarter of fiscal 2014, the Company approved a plan to divest certain non-core business units, which are reported as discontinued operations in the Company’s financial statements for all periods presented.

•	In March 2014, the Company entered into a Consent Agreement with the U.S. Department of State’s DDTC to resolve alleged ITAR civil violations.

•	The Company approved a share repurchase program in June 2014 as another means to allocate its capital to create shareholder value by enhancing return on invested capital.

•

Base salaries for NEOs (other than Mr. Lawrence) for 2014 were moderately increased from fiscal 2013 to align them more closely with the competitive market and to acknowledge strength of individual performance. Target annual incentives and target long-term incentives for our NEOs (other than Mr. Lawrence) remained at fiscal 2013 levels because they were generally aligned with the market. In anticipation of his retirement, Mr. Lawrence participated in the fiscal 2014 annual incentive plan, but was not awarded any long-term incentives.

•

Our fiscal 2014 annual incentive program, which is based on earnings per share (“EPS”) and return on sales (“ROS”), paid at 86.9% of target, based on achievement of adjusted EPS of $5.20 against a target of $5.53 and an adjusted ROS of 12.0% against a target of 12.3%. The adjustments to EPS and ROS results are discussed further below in this CD&A on page 27.

•

The long-term incentive plan (“LTIP”), which is based on average return on invested capital (“ROIC”) and EPS growth, paid at 88.4% of target for the 2012 – 2014 performance cycle, based on adjusted EPS growth of 6.8% against a target of 10% and adjusted ROIC of 6.4% against a target of 6.0%. The adjustments to EPS growth and ROIC results are discussed further below in this CD&A on page 30.

•	Total CEO pay for fiscal 2014 continued to align with total shareholder return performance on an indexed basis.

Compensation Arrangements for Mr. Reusser as President and CEO

On September 11, 2013, the Board of Directors appointed Curtis C. Reusser as President and CEO, effective October 28, 2013. In connection with the new appointment, Mr. Reusser agreed to an offer letter with Esterline that outlined the terms of his compensation in the CEO role for fiscal year 2014. The Compensation Committee (the “Committee”) reviewed competitive market information and consulted with its independent executive compensation consultants, Semler Brossy, when establishing Mr. Reusser’s fiscal year 2014 compensation opportunity. Overall, Mr. Reusser’s initial compensation target for fiscal year 2014 was below his predecessor’s level and below competitive market median data because Mr. Reusser was new to the CEO role and new to the Company. Further, the total compensation opportunities offered to Mr. Reusser were positioned to be attractive and appropriate given Mr. Reusser’s compensation from his prior employer. The key elements of fiscal year 2014 compensation for our new CEO included the following:

•	Annual base salary of $750,000.

•	Sign-on bonus of $600,000 payable in December 2013, which was subject to forfeiture by Mr. Reusser if he had voluntarily terminated his employment with the Company on or before October 28, 2014.

•

An initial equity award of 52,750 restricted stock units, valued at approximately $4.3 million on the date of grant, October 28, 2013. These restricted stock units vest in three equal installments on the first, second, and third anniversaries of grant.

•

The sign-on bonus and initial equity grant were made with consideration to the value of equity compensation and retirement benefits that would otherwise have been earned by Mr. Reusser had he continued with his prior employer.

•	Target annual incentive opportunity set to 90% of his annual base salary for fiscal year 2014.

•

Annual long-term incentive target for 2014 set at $1,875,000, equal to 250% of his annual base salary. As a percentage of salary, this opportunity is consistent with our prior practice for the CEO role. The value of Mr. Reusser’s 2014 long-term incentive compensation was allocated as follows:

•	45% to stock options (~$843,750*) that vest in four equal installments on the first, second, third, and fourth anniversaries of grant;

•	30% to the cash LTIP (~$562,500), where the award earned, if any, will vary with the Company’s achievement of established performance criteria over a three-year period; and

•	25% to restricted stock units (~$468,750**) that vest in full on the third anniversary of grant.

•

In addition, Mr. Reusser is able to participate in the two open cash LTIP cycles. As is our general practice, Mr. Reusser was phased in on a pro-rata basis for the remaining one year in the 2012 – 2014 performance cycle ($187,500 at target) and the remaining two years in the 2013 – 2015 performance cycle ($375,000 at target). Earned awards, if any, will vary with the Company’s achievement of established performance metrics.

Going forward, the Committee and the independent members of the Board will continue to reference competitive market information, CEO performance, and Company performance when determining pay for our CEO.

Compensation Arrangements for Mr. Lawrence as Executive Chairman and Senior Advisor

On December 5, 2013, the Committee and the independent members of the Board approved the following compensation arrangements for Mr. Lawrence relating to his transitional roles during fiscal 2014:

•	For serving as Executive Chairman through the 2014 Annual Meeting, Mr. Lawrence received a base salary of $312,000, which was a continuation of his base salary level from fiscal 2013;

•	For serving as Senior Advisor, Mr. Lawrence received a reduced base salary rate that totaled $500,000 for the eight months of his employment; and

•	Mr. Lawrence was eligible to participate in Esterline’s annual incentive plan for fiscal 2014 with a target equal to 90% of his total base salary as stated above.

*	Value based on Black-Scholes value per option of 40% of our Common Stock’s face value at grant, using a representative price of $81.204 per share as further explained on page 30 of this CD&A.

**	Value based on a representative price of $81.204 per share as further explained on page 31 of this CD&A.

Mr. Lawrence was not eligible to receive new long-term incentive awards under Esterline’s equity incentive plan for fiscal 2014.

Objectives of our Executive Compensation Program

The Committee works to provide our executives with competitive compensation opportunities that reward strong performance and promote shareholder interests. We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of worldwide operations;

•	Reinforce a pay-for-performance environment that provides awards based on both the Company’s annual financial results and its longer-term achievements;

•	Reward executives for long-term strategic management and the enhancement of shareholder value;

•	Provide an appropriate mix of fixed and variable pay; and

•	Optimize organizational and individual performance, while controlling for potential risks through thoughtful program design and sound administration.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program are well-aligned to accomplish the objectives listed above. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. For fiscal year 2014, our executive compensation program had the following principal components:

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2014
Base salary		• Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead our Company.
Annual cash incentive opportunities

•      Focus and reward our NEOs on achievement of critical annual financial goals. For fiscal 2014, performance was measured by EPS and ROS.

•      Serve as a critical element of our overall pay-for-performance approach.

Long-term incentive opportunities	Cash-based long-term incentive

•      Focuses and rewards our NEOs on driving profitable growth over time, which is strongly correlated with share price appreciation and shareholder value.

•      Financial metrics include three-year compound annual growth in EPS and three-year average annual ROIC.

	Stock options	• Link pay for our NEOs directly to the shareholder experience, as potential compensatory value to the executive comes only with increases in the Company’s share price.

	Restricted stock units	• Address our retention objectives directly and reinforce a strong ownership culture. • Further the alignment of executive interests with shareholders.

OTHER ELEMENTS OF COMPENSATION FOR FISCAL 2014
Retirement earnings opportunities

•      Contribute to a competitive compensation package, thereby helping the Company to attract and retain talented executives. Principally, these programs are designed to:

•      Help our NEOs and other employees save for their retirement; and

•      Provide the opportunity to plan and defer taxation on income.

•      Are based on programs available to the general U.S. workforce. The programs are as follows:

•      A 401(k) savings plan, supplemented with a nonqualified, unsecured, executive retirement and deferred compensation plan (“DC SERP”) that permits deferrals in excess of certain compensation limits that apply to the underlying tax-qualified 401(k) plan. The DC SERP also provides a corresponding Company match on executives’ supplemental retirement savings using the same formula that applies to the underlying tax-qualified plan. This design is commonly known as a “restoration” plan because it allows executives to contribute to and earn retirement savings levels that are equivalent to those available to the general workforce, measured as a percentage of compensation.

•      A traditional pension plan, supplemented with a nonqualified, unsecured, executive retirement pension plan (“Pension SERP”) that permits executives to earn pension benefits on compensation that is in excess of certain compensation limits that apply to the tax qualified pension program. The Pension SERP design is also a “restoration” plan because it allows executives to earn and accrue pension benefits equivalent to those of the general workforce, measured as a percentage of compensation.

•      Are further described in the Benefits and Other Programs section of this CD&A on page 31.

Limited perquisites

•      Are mainly comprised of conservative allowances for car expenses, airline club memberships and financial planning advisory services that: (1) save time and maintain focus for our executives; (2) provide our executives value beyond their cost to the Company; and (3) are fairly common in the broader market and in keeping with reasonable, competitive practices.

Change in control severance agreements

•      Intended to minimize personal considerations and maintain focus on the Company in the event of rumored or actual change in corporate control. These are “double-trigger” benefits, meaning that no benefits are due under these agreements unless there is both: (1) a change in control; and (2) a loss of employment by the executive caused by termination or by job changes that constitute good reason to resign.

•      Do not provide any tax gross-ups for personal tax liabilities that might apply to any of these change in control benefits.

With respect to the principal elements of our executive pay program above, we consider annual incentives, cash-based long-term incentives and stock options to be performance-based, because each of these three elements is valuable to the executive only if performance goals are achieved and/or share price improves. Further, the value of RSU grants also varies directly with share price performance.

We also consider the mix of fixed (e.g., base salary) and variable (e.g., annual and long-term incentives) pay opportunity when reviewing target total compensation. In 2014, excluding the one-time sign-on bonus paid and the initial grant of restricted stock units given to Mr. Reusser in connection with his appointment as our President and CEO, 77% of our CEO’s pay varied directly with Company financial and share price performance, with the remaining 23% delivered through base salary. The mix for other NEOs (excluding Mr. Lawrence) averaged roughly 65% variable, performance-based pay and 35% fixed pay.

Compensation Decision Process

Market-Based Assessments of Pay Opportunities for Our NEOs

Each year, the Committee reviews current competitive market information on executive pay levels for our executives. For fiscal year 2014, the Committee retained Semler Brossy as its independent advisor to assist with this benchmarking work, and to advise the Committee generally as to other executive compensation matters.

In determining fiscal 2014 compensation, the Committee referenced available public information for a group of peer companies, identified with the help of Semler Brossy based principally on the following criteria: similar businesses and industries, comparable size, and subject to similar public reporting requirements.

In selecting companies with similar business focus, primary consideration was given to Aerospace and Defense, with representation of broader industrial companies not to exceed one-third of the total group. For fiscal 2014, the following 18 companies comprised the peer group. This group is the same as the group referenced in fiscal years 2013 and 2012. Taken as a whole and in combination with broader survey information, this group continues to provide an appropriate representation of the competitive market when assessing pay levels and practices for our NEOs.

AAR Corp.	Flowserve Corp.	Spirit Aerosystems Holdings Inc.
Alliant Techsystems Inc.	Hexcel Corp.	SPX Corp.
AMETEK Inc.	Moog Inc.	Teledyne Technologies Inc.
BE Aerospace Inc.	Orbital Sciences Corp.	TriMas Corp.
Crane Co.	Rockwell Collins Inc.	Triumph Group Inc.
Curtiss-Wright Corp.	Roper Industries Inc.	Woodward Governor Co.

For these 18 peer companies, median revenue as of each company’s 2013 fiscal year end was $2.9 billion (versus Esterline’s revenue of $1.9 billion in fiscal 2013), median market capitalization as of October 2014 was $3.7 billion (versus Esterline’s $3.7 billion as of October 31, 2014), and median total assets as of each company’s 2013 fiscal year end was $4.3 billion (versus Esterline’s $3.3 billion for fiscal 2013).

In addition, the Committee reviewed pay information from the following published surveys to complement the peer group information. The surveys were selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Esterline. The precise make-up of the participating companies is proprietary to the survey administrators and therefore not available to the Company. For fiscal 2014 compensation decisions, we looked to two leading survey sources:

•	2014 Towers Watson Compensation Data Bank General Industry Compensation Survey Report – U.S., reporting data from 442 participating companies regressed to an annual revenue size of $2 billion; and

•	2014 Equilar Top 25 Senior Officer Executive Compensation Survey, reporting data for 14 participating industrial organizations with annual revenues between $1 billion and $3 billion.

In determining fiscal 2014 compensation, the Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the 2014 peer group and the market surveys. In doing so, the Committee focused principally on competitive 25th and 50th percentile values.

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2014, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, annual incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Committee does not target any single element of compensation to specific peer company percentiles; rather, the Committee reviews pay for our NEOs relative to the peer and survey data to ensure that pay levels are reasonable relative to the 25th and 50th percentile benchmarks.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers. In doing so, the Committee consults with its independent executive compensation advisor, Semler Brossy, which does no other work for and has no other business relationships with Esterline. The independent advisor routinely provides the Committee with an evaluation of the market competitiveness of executive compensation packages; advice on CEO and other executive pay decisions; and advice on other compensation-related matters, as requested by the Committee. The firm reports directly to the Committee, and the Committee has the authority to replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair and members between meetings. While the Committee values the advice of its consultant, the Committee and the independent members of the Board are the sole decision-makers concerning compensation of executive officers. The Committee assessed the independence of its advisors, including Semler Brossy, in accordance with applicable rules of the Securities and Exchange Commission (“SEC”) regarding independence of advisors to compensation committees. As part of this assessment, the Committee reviewed independence and conflict of interest policies of its advisors as well as each advisor’s relationship with the Company. Based on this review and assessment, the Committee determined that there were no independence or conflict of interest issues related to any of its advisors, including Semler Brossy.

The Committee also seeks recommendations from management – the CEO, the Vice President, Human Resources, and the Vice President & General Counsel – as to appropriate program changes and pay levels for all executive officers apart from the CEO. For all officers, the Committee consults with its outside advisor as to those recommendations and seeks specific advice as to appropriate pay levels for the CEO. In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation. On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and any other officers.

We had an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on March 5, 2014, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). As in 2013, our 2014 “say on pay” vote received substantial majority support from shareholders, garnering approximately 97% “For” votes. We take this strong shareholder support as an assurance that our executive pay program and practices continue to be reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive pay periodically, and we expect to make changes from time to time to ensure it is well-aligned with Company business strategy, with shareholder interests, and that it provides appropriate earning opportunities for our executives.

For 2014, we held our executive pay programs generally consistent with 2013. For 2015, however, we have made a number of changes to the program, principally designed to support and strengthen our executives’ alignment with shareholder interests and with achievement of updated strategic business plan goals. We have provided more information on these changes later in this section of the CD&A on page 33.

We will continue to hold an advisory vote on executive compensation on an annual basis. We are and will remain committed to being responsive to shareholder feedback, and the results of our annual “say on pay” votes inform the Committee’s discussions about the executive pay program.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, management and the Committee analyze the incentives inherent in program designs to help ensure they do not induce executives to undertake unacceptable levels of business risk. Our compensation program, in total, is intended to reward the management team for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect our Company. We believe our balanced approach to performance measurement and to compensation program design works and includes appropriate safeguards. Further, program administration is subject to effective internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment. The Committee remains satisfied that our plan designs are conservative in this respect, and that, together, the various components of pay work as a check and balance to ensure executive incentives are consistent with shareholder interests. These checks and balances work across a few key dimensions:

•	Time: Our executive pay programs balance annual and long-term performance measurement and pay delivery.

•	Performance focus: Our incentive pay programs balance growth (e.g., EPS) and profitability (e.g., ROS and ROIC), with both an annual and long-term lens (per the above).

•

Cash and equity pay: Our executive pay programs balance cash compensation – a tangible, more immediate currency – with equity compensation – which is direct to the shareholder experience and serves to align interests. This alignment is underscored by standing ownership requirements.

Executive Stock Ownership Requirements and Insider Trading Policy

Since 2012, we have in place stock ownership requirements for our executive officers to strengthen the alignment of executive interests with those of our shareholders. Our CEO is required to own shares of our Common Stock having a value equal to three times base salary; other executive officers are required to own shares of our Common Stock having a value equal to one times base salary. To ensure progress against these requirements and to ensure maintenance of these ownership levels over time, our executive officers are required: (1) to hold 50% of shares of our Common Stock acquired upon the exercise of stock options granted after December 8, 2011, net of income taxes due; (2) to hold 50% upon vesting of restricted stock units, net of income taxes due; and (3) to receive 50% of any payment under the Company’s LTIP for plan cycles beginning with fiscal 2012-2014 as shares of our Common Stock (rather than cash), net of income taxes due. These three conditions apply until required ownership levels are met. As of the end of fiscal 2014, all our executive officers had achieved the equity ownership requirement established by the guidelines.

We maintain an Insider Trading Policy that includes provisions prohibiting NEOs, directors and employees from engaging in short-term or speculative transactions in the Company’s securities. The policy also prohibits other transactions in the Company’s securities such as short sales, put or call options, hedging transactions, margin accounts and pledges, and other actions that may lead to inadvertent violations of the insider trading laws.

Clawback Policy

The Committee has adopted a compensation recovery policy applicable to the Company’s incentive plans, often referred to as a “clawback” policy. This policy supplements the existing clawback provisions that apply to the CEO and CFO under the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley provides that the CEO and the CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, where the restatement is caused by misconduct.

Our supplemental clawback policy extends to all incentive programs (cash and equity, annual and long-term), gains made on option exercises or stock sales, awards received, monies earned, and grants made in the current fiscal year and the previous three fiscal years. The policy covers the following events: (i) any material error that causes a financial restatement, irrespective of cause; (ii) material error in internal, non-public business unit or platform financial statements, in addition to corporate financial statements subject to SEC public reporting; and (iii) misconduct of any type that harms the Company, whether it affects financial statements or not (e.g., attempted bribery or other fraud, misuse of trade secrets for personal gain, etc.).

The Committee is aware of a rule-making process pending with the SEC pursuant to its implementation of statutory clawback provisions contained in the Dodd-Frank Act. The Committee will continue to monitor developments in this area, and will reconsider and revise its policy, as needed, when the SEC issues final rules relating to compensation clawbacks.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives. For example:

•	The Committee considers the exception for performance-based compensation under the Internal Revenue Code of 1986, as amended (“IRC”) Section 162(m) in designing our compensation programs.

•

We considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the IRC. The Company does not gross up such payments or otherwise pay an officer’s individual tax liability in these circumstances. The agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

•

We considered the potential impact of Section 409A of the IRC on our compensation programs, which imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to comply with or be exempt from Section 409A.

In addition to the above, the Committee considers the accounting consequences to the Company of different compensation decisions, as well as the impact on shareholder dilution.

For fiscal 2014, the Committee also considered the potential financial impacts of the accelerated integration projects launched during the year on the Company’s financial performance in establishing the EPS and ROS goals for the fiscal 2014 annual incentive plan. Expected accelerated integration project costs of $0.73 per diluted share were factored into the EPS goal of $5.53 per diluted share established by the Committee for the annual incentive compensation plan. Following from the EPS goal of $5.53 per share, the Committee established 12.3% as the ROS goal for the fiscal 2014 annual incentive plan. In establishing the EPS and ROS targets with an adjustment for the accelerated integration projects, the Committee concluded such an adjustment was appropriate because the projects were of a nature and extent that had not been previously undertaken by the Company, but were identified as strategically important to complete in order to position the Company for improved margin and operating income in future periods. The Committee made no adjustments for the integration projects to establish the EPS growth and ROIC goals for the 2014-2016 performance cycle under the LTIP. In measuring fiscal 2014 results under both the annual incentive plan and LTIP performance cycles with fiscal 2014 included, the Committee determined it would exclude the financial impacts of the accelerated integration projects, but would separately assess the Company’s performance on the projects and potentially reduce the awards by up to 20% if the Company’s performance was less than satisfactory.

Company Performance in Fiscal 2014

In fiscal 2014, Esterline achieved sales of $2.05 billion, which was up over the prior year. The Company earned income from continuing operations of $166.0 million, or $5.12 per diluted share, a decline of 5.0% from fiscal 2013. As described in the Executive Summary above, fiscal 2014 financial results were impacted significantly by investment in its compliance programs and a number of strategic activities launched by the Company during the year:

•

Accelerated integration projects that focused on consolidating certain facilities and creating greater cost-efficiency through shared services in sales, general administrative and support functions. As described above in this CD&A on page 20, the Committee took these projects into account in establishing EPS and ROS goals under the fiscal 2014 annual incentive plan and in determining the payouts under the Company’s incentive programs in fiscal 2014. More specifically, total costs of $16.1 million, net of tax, or $0.50 per diluted share, were excluded from the determination of the Company’s financial results for fiscal 2014, and the Committee separately assessed the Company’s performance on the projects in making its determination of final awards.

•

Effective in the fourth quarter of fiscal 2014, the Company approved a plan to divest certain non-core business units. These business units are reported as discontinued operations in the Company’s financial statements, and the Company recorded an estimated after-tax, non-cash loss of $49.5 million, or $1.52 per diluted share, on the assets held for sale. As described below in this CD&A on pages 27 and 30, the Committee excluded the loss on the assets held for sale of $1.52 per diluted share from the determination of the Company’s financial results for purposes of establishing payouts under the Company’s incentive programs in fiscal 2014.

•

In March 2014, the Company entered into a Consent Agreement with the DDTC to resolve alleged ITAR civil violations. Due to the requirements of the Consent Agreement, we continued our ongoing compliance program improvements and implemented additional remedial measures related to ITAR compliance activities resulting in $7.1 million, net of tax, or $0.22 per diluted share, in incremental compliance costs during fiscal 2014.

•

The Company approved a share repurchase program in June 2014 as another means to allocate its capital to create shareholder value and enhance return on invested capital. In fiscal 2014, the Company repurchased 269,228 shares for $30.3 million under the program.

By comparison, fiscal 2013 income from continuing operations was impacted by a non-cash charge against goodwill and a charge for the then-pending ITAR compliance matter of an aggregate of $13.5 million, or $0.43 per diluted share. The Company generated cash flows from operations of $216.4 million in fiscal 2014 compared with $250.8 million in fiscal 2013, down 13.7%. New orders were $2.0 billion in fiscal 2014, while backlog ended the fiscal year at $1.1 billion, up 5.2% and down 5.7%, respectively, from fiscal 2013.

Key operating financial metrics for fiscal 2013 and fiscal 2014 as well as adjusted fiscal 2014 financial metrics are summarized in the table below:

In thousands, except per share amounts.	Fiscal 2013 *	GAAP Fiscal 2014	Adjusted Fiscal 2014 *	% Change Between Fiscal 2013 and Adj. Fiscal 2014
Net revenues	$1,969,754	$2,051,169	$2,133,283	8.3%
Income from continuing operations **	170,994	166,007	182,115	6.5%
Net income ***	164,734	102,418	168,717	2.4%
Earnings per share – diluted ***	5.19	3.16	5.20	0.2%

*	Fiscal 2013 and adjusted fiscal 2014 net revenues include revenues from discontinued operations.

**	Adjusted fiscal 2014 amount excludes accelerated integration costs of $16.1 million, net of tax, or $0.50 per diluted share.

***

Adjusted fiscal 2014 net income and EPS excludes accelerated integration costs of $16.1 million, net of tax, losses associated with a previously sold business recorded in discontinued operations of $0.7 million, and the loss on the assets held for sale of $49.5 million. This adjusted EPS was the result used for EPS under the fiscal 2014 annual incentive plan and for the calculation of EPS growth for the fiscal 2012-2014 performance cycle under the LTIP, as described in more detail below in this CD&A on page 30. The adjusted net income was used for the calculation of ROIC for the fiscal 2012-2014 performance cycle under the LTIP, as described in more detail below in this CD&A on page 30.

Over the period from fiscal 2010 to fiscal 2014, we delivered a compound annual growth rate (“CAGR”) of +9% for revenue. For EPS growth, the CAGR over the same period using reported results under generally accepted accounting principles (“GAAP”) for EPS from continuing operations is +6%. As noted above, both fiscal 2013 and fiscal 2014 EPS results were impacted by extraordinary items.

Summary of Compensation Decisions & Results in Fiscal 2014

Our executive pay program is based on (1) long-standing principles of fairness – internally among our executives and externally relative to comparable peer companies, and (2) paying for performance – where pay outcomes link directly to the Company’s performance and to share price. Further, and in keeping with these principles, we emphasize the direct elements of pay – base salaries and incentive compensation – and have few indirect elements (e.g., perquisites or special executive benefits). For 2014, the main executive pay decisions were as follows:

•

Base salaries: Base salaries for Messrs. George, Durand, Houston, and Yost increased moderately (+3.1% to +8.2%) from fiscal 2013 levels based on the competitiveness of their salaries relative to market. Messrs. Reusser and Lawrence were new in their respective positions in fiscal 2014. Mr. Reusser’s base salary was established based on competitive market references also. Mr. Lawrence’s base salary from November 2013 to March 2014 when he served as Executive Chairman was not changed from his fiscal 2013 base salary. His base salary for the rest of fiscal 2014 when he served as Senior Advisor was reduced by approximately 20% due to his more limited responsibilities and part-time status in this position.

•

Sign-on bonus: In connection with Mr. Reusser’s hire as our CEO, he received a sign-on bonus of $600,000. This bonus was provided to replace, in part, the value of certain equity grants and retirement benefits he would have earned if he had remained with his prior employer. The sign-on bonus was a partial “keep whole”

measure to ensure Mr. Reusser did not lose meaningful compensation opportunities in accepting employment with the Company. The sign-on bonus was subject to a one-year “clawback” contingency that expired in October 2014.

•

Target annual incentive opportunities: There were no increases to the percentages of base salary used to determine the target annual bonus opportunities. The target bonus opportunities for Messrs. Reusser and Lawrence were set at 90% of base salary, consistent with competitive market practices and with the percentage established for Mr. Lawrence as CEO for fiscal 2013. The target bonus opportunities for Messrs. George and Houston remained at 60% of base salary and the target bonus opportunities for Messrs. Durand and Yost remained at 55% of base salary.

•

Actual annual incentive outcomes: Actual annual incentive awards reflected the Company’s fiscal 2014 adjusted EPS of $5.20, which was below our targeted EPS of $5.53, and adjusted ROS of 12.0%, which was below our target ROS of 12.3%, and resulted in payouts at 86.9% of target amounts.

Over the last five years, CEO annual incentive outcomes have tracked closely with our EPS performance. In fiscal years 2010-2013 in the chart below, Mr. Lawrence was CEO and Mr. Reusser became CEO in fiscal 2014. The bar in each year reflects actual annual incentive for the CEO in that year.

*

The EPS annual incentives for fiscal 2012 and fiscal 2014, as well as the ROS annual incentive for fiscal 2014, were based on results that were adjusted from GAAP. The adjustments to EPS and ROS results for fiscal 2014 are discussed more fully below under the Specific Compensation Decisions for NEOs in Fiscal 2014 – Annual Incentive Compensation Plan section of this CD&A on page 26. For 2012, the Company adjusted GAAP EPS for computing the incentive award as follows: $3.60 EPS + $1.67 Racal Acoustics charge – $0.30 Computershare gain = $4.96 (rounded).

•

Target long-term incentive opportunities: For fiscal 2014, long-term incentive as a percentage of base salary was set at 250% of base salary, consistent with the percentage established for Mr. Lawrence as CEO in fiscal 2013, and remained the same for Messrs. George, Houston, Durand, and Yost. Mr. George maintained his opportunity at 140% of base salary, Mr. Houston maintained his opportunity of 125% of base salary, and

Messrs. Durand and Yost maintained their opportunities of 120% of base salary. In connection with Mr. Reusser’s hire, he also received an initial equity grant of 52,750 restricted stock units. Mr. Lawrence did not receive any long-term incentive awards in fiscal 2014.

•

Actual long-term incentive outcomes: Actual amounts to be earned from the fiscal 2014 long-term incentive target opportunities will be based on our future stock price performance (for stock options and restricted stock units) and our sustained financial performance for the three years beginning fiscal 2014 and ending with fiscal 2016. The other pertinent period for fiscal 2014 long-term compensation relates to our cash-based LTIP for the three-year cycle from fiscal 2012 through fiscal 2014. Actual awards under the LTIP for that period ending fiscal 2014 paid at 88.4% of target, based on our adjusted EPS growth of 6.8% (compound annual growth rate for the three-year period) and adjusted ROIC results of 6.4% (average for the three-year period) against established targets, as follows:

	Target	Actual
Earnings Per Share Growth *	10.0%	6.8%
Return on Invested Capital **	6.0%	6.4%
Payout (as a % of target award amount)	100%	88.4%

*

EPS growth was based on adjusted EPS of $5.20 per diluted share. The adjustments to EPS for fiscal 2014 are discussed more fully below under the Specific Compensation Decisions for NEOs in Fiscal 2014 – Annual Incentive Compensation Plan section of this CD&A on page 26.

**

For this performance period, ROIC is calculated as net income for the three-year period before extraordinary items, divided by the three-year average investment (shareholder equity plus total debt). Net income for fiscal 2014 was adjusted for purposes of this calculation as described more fully below under the Specific Compensation Decisions for NEOs in Fiscal 2014 – Long-Term Incentives section of this CD&A on page 28.

CEO Pay and Shareholder Returns

Our compensation programs focus on pay-for-performance and are designed to reward financial performance and shareholder value creation. The chart below helps demonstrate the link between total CEO pay and total shareholder returns. In the chart below, total pay includes base salary, actual annual incentive earned, and target long-term incentives (as defined for disclosure in the Summary Compensation Table). The figure for Mr. Reusser’s 2014 compensation does not include the cash sign-on bonus or special RSU award made at the time of hire. These one-time items are excluded given that both elements reflect compensation provided to replace retirement or equity benefits forfeited upon departure from his prior employer. Indexed total shareholder return shows the value of $100 invested in our Common Stock in the first year shown. In fiscal years 2010-2013 in the chart below, Mr. Lawrence was CEO and Mr. Reusser became CEO in fiscal 2014.

Specific Compensation Decisions for NEOs in Fiscal 2014

Competitive Position of Total Target Compensation for Fiscal 2014

As described above in the Compensation Decision Process section of this CD&A starting on page 17, specific compensation decisions for our executive officers in fiscal 2014 were based on a competitive assessment of our executive compensation opportunities relative to those at comparable companies. The Committee considers available market information from our peer group and published surveys for base salary, annual incentive target values, and long-term incentive target values, which together comprise “total target compensation.”

While the Committee does not manage executive pay opportunities to a specific percentile in the market, it does reference a “competitive range” to help guide decisions. For target total compensation, this competitive range is initially established as a range between the 25th percentile and median references and then defined as plus or minus 15% of market references for each executive position. With the fiscal 2014 decisions reported below in this section, total target compensation for Mr. Reusser is within but towards the lower end of this competitive range. Taking our other NEOs as a group, the fiscal 2014 decisions reported below position total target compensation within this competitive range.

Following are the specifics of fiscal 2014 decisions for the NEOs as they relate to each component of compensation.

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers. The Committee considers available market data, referencing the peer group data and pay surveys (as discussed above), and targets pay to be within a reasonable range around the median. Our executive base salaries take into account competitive norms, scope and complexity of responsibilities, internal equity, the Company’s financial condition, as well as the qualifications, experience and sustained individual performance of the executive.

Effective January 2014, the independent members of the Board approved base salary increases for the NEOs ranging from 3.1% to 8.2%, in part to recognize strong individual contributions, and in part to more closely reflect available competitive market information.

Executive	Title	2013 Base Salary	2014 Base Salary	% Increase
Curtis C. Reusser (new to role)	Chairman, President and CEO	N/A	$750,000	N/A
Robert D. George	CFO, Vice President, and Corporate Development	$470,000	$490,000	4.3%
Alain M. Durand *	President, Sensors & Systems Segment	$374,640	$393,372	5.0%
Frank E. Houston	President, Avionics & Controls Segment	$425,000	$438,000	3.1%
Albert S. Yost	President, Advanced Materials Segment and Treasurer	$367,000	$397,000	8.2%
R. Bradley Lawrence ** (change to role – transition to retirement)	Former Executive Chairman and Senior Advisor	$900,000	$812,000	N/A

*

Mr. Durand’s base salary has historically been established in euros as he was based in France. His base salary was €280,000 in fiscal 2013 and €294,000 in fiscal 2014. The amounts in the table above were converted using a spot rate of U.S. $1.00 = €0.747, which was the exchange rate used by the Board when it established Mr. Durand’s fiscal 2014 base salary. Mr. Durand has since relocated to the United States and his base salary will be expressed in U.S. dollars on a going forward basis, as applicable. Mr. Durand’s relocation is described in further detail later in the CD&A on page 32.

**

Mr. Lawrence received $312,000 for service as Executive Chairman through the 2014 Annual Meeting (based on continuation of his same base salary rate as in fiscal 2013) and a reduced salary rate totaling $500,000 for service as Senior Advisor through the remainder of the 2014 fiscal year.

Sign-On Bonus

The sign-on bonus paid to Mr. Reusser is described above under the Summary of Compensation Decisions & Results in Fiscal 2014 section in this CD&A on page 22.

Annual Incentive Compensation Plan

We provide executives with annual incentive opportunities contingent on meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders. No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee at the beginning of the fiscal year and approved by the independent members of the Board.

For fiscal 2014, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company, as well as a review of competitive compensation opportunities. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. The following table shows the fiscal 2014 target opportunities for each NEO under our annual incentive plan, which remained unchanged from 2013 target opportunities:

Executive	Title	Target Annual Incentive Compensation as % of Base Salary
Curtis C. Reusser	Chairman, President and CEO	90%
Robert D. George	CFO, Vice President, and Corporate Development	60%
Alain M. Durand	President, Sensors & Systems Segment	55%
Frank E. Houston	President, Avionics & Controls Segment	60%
Albert S. Yost	President, Advanced Materials Segment and Treasurer	55%
R. Bradley Lawrence *	Former Executive Chairman and Senior Advisor	90%

*	Mr. Lawrence was eligible to receive target awards of 90% of his Executive Chairman base salary and 90% of his Senior Advisor base salary for fiscal year 2014 performance.

For fiscal 2014, the financial performance measures established for the annual incentive plan were (1) fully-diluted net EPS weighted at 70% and (2) ROS weighted at 30%. EPS is a critical measure of annual performance for our Company internally, as well as for our shareholders and for stock market analysts. The ROS measure was initially introduced for fiscal year 2013 to complement the EPS result, focusing attention on operational efficiency. Moreover, the ROS measure is based on continuing operations only (excluding the impact of acquisitions and divestitures during the year), which further balances the performance focus vis-à-vis EPS, which is an all-in, bottom-line figure. As described above, the EPS goal in the annual incentive plan for fiscal 2014 was $5.53 and the ROS goal was 12.3%, which were established with an adjustment to budgeted EPS to exclude the expected costs for the accelerated integration projects. These targets were higher than the fiscal 2014 adjusted EPS result of $5.20 and adjusted ROS result of 12.0%, respectively. While the costs of these projects were excluded from the targets, and also the determination of the results under the annual incentive plan for fiscal 2014, the Committee assessed the Company’s performance separately, to determine whether a downward adjustment to target awards was warranted as described further below in this section.

As fiscal 2014 developed, our adjusted performance fell short of expectations principally due to: delays or reductions in certain key customer programs driven significantly by uncertainty in the defense market, a change in the mix of products sold, and lower aftermarket product mix. Even so, the fourth quarter finished strongly. The adjusted EPS result of $5.20 per share was calculated as follows: GAAP EPS attributable to Esterline of $3.16 per share, plus the costs from the accelerated integration projects of $0.50 per share, plus the non-cash loss on the assets held for sale in discontinued operations of $1.52 per share, plus costs related to a previously sold business that were recorded in discontinued operations of $0.02 per share. The exclusion of the costs for the integration projects was consistent with the Committee’s determination to exclude these costs from the target EPS for fiscal 2014. The Committee determined to exclude the non-cash loss on the assets held for sale because the adjustment supported the divestment plan to position the Company for stronger future performance, and would align management incentive awards with business decisions that increase shareholder value. The Committee did not adjust fiscal 2014 EPS results for the operating losses associated with the businesses held in discontinued operations; thus our executives remained accountable for the 2014 operating results of these operations. Finally, the Committee determined to exclude the impact of the costs related to a previously sold business because they were recorded in discontinued operations and as such, not managed as part of continuing operations.

Similar to the adjustments to EPS results, ROS results were adjusted in fiscal 2014 to exclude the costs of the accelerated integration projects, consistent with the Committee’s determination to exclude these costs from the target ROS for fiscal 2014, and to exclude the non-cash loss on the assets held for sale in discontinued operations. If calculated under the plan with neither of these adjustments, including no adjustment to exclude the costs of the accelerated integration projects, ROS for fiscal 2014 would have been 8.6%. With the adjustments, including the adjustment to exclude the costs of the accelerated integration projects, adjusted ROS was 12.0%.

The following table shows the potential payouts for each NEO under the fiscal 2014 annual incentive plan at various levels of EPS and ROS achievement (with linear interpolation for achievement between threshold and target and between target and maximum).

	Threshold	Actual *	Target	Maximum
Earnings Per Share (70% weighting)	$3.00	$5.20	$5.53	$7.19
Return on Sales (30% weighting)	9.8%	12.0%	12.3%	14.6%
Payout (as a % of target award amount)	25%	86.9%	100%	200%

*	Adjusted as explained above.

Actual award amounts under the annual incentive plan are reflected in the Summary Compensation Table for Fiscal 2014 included in this proxy statement.

After annual incentive award amounts were computed for fiscal 2014, the Committee had discretion under plan terms to adjust the actual payouts upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the individual contributions. The Committee rarely makes such adjustments and did not make any to annual incentive awards for fiscal 2014. The Committee may only exercise downward discretion for CEO awards or those for any other executive where awards are intended to qualify as performance-based compensation under Section 162(m) of the IRC. For fiscal year 2014, the Committee also had the ability to exercise discretion to adjust awards downward by up to 20% based on the Company’s performance on the accelerated integration projects. The Committee concluded that the Company had made satisfactory progress on the projects, as most were on track with the expected timeline to completion and within the budgeted costs and projected savings for such projects, and as a result, the Committee made no downward adjustment to the awards made to NEOs.

Long-Term Incentives

For fiscal 2014, we continued with a mix of stock options, restricted stock units, and cash-based awards under our LTIP. Options help to align executive and shareholder interests by linking executive pay directly to share price appreciation. Restricted stock units help to retain executives, underscore ownership as an objective and the attendant alignment of executive interests with those of shareholders. The cash-based LTIP continues to be based on EPS growth and ROIC, two metrics selected for their comparatively strong correlation with shareholder value over time. Further, this three-component approach helps to balance pay delivery and outcomes, thereby (1) avoiding potential unintended consequences with any one component, and, in combination with other elements of our approach to executive pay and (2) helping to engage our NEOs to:

•	Focus on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Consider and make reasonable, long-term investments by measuring performance over multiple years; and

•	Use Company assets effectively in achieving earnings growth goals.

For fiscal 2014, long-term incentive opportunities were consistent with prior levels and with the competitive market. The long-term incentive target award opportunities for each of our NEOs established in fiscal 2014 were as follows (not including the initial equity grant of 52,750 restricted stock units to Mr. Reusser, as discussed below):

Executive	Title	Total target annual long-term incentive opportunity as % of base salary	Target value (in thousands)	Percentage allocated to cash LTIP	Percentage allocated to stock options	Percentage allocated to restricted stock units
Curtis C. Reusser	Chairman, President and CEO	250%	$1,875.0	30%	45%	25%
Robert D. George	CFO, Vice President and Corporate Development	140%	$686.0	40%	35%	25%
Alain M. Durand *	President, Sensors & Systems Segment	120%	$472.0	40%	35%	25%
Frank E. Houston	President, Avionics & Controls Segment	125%	$547.5	40%	35%	25%
Albert S. Yost	President, Advanced Materials Segment and Treasurer	120%	$476.4	40%	35%	25%
R. Bradley Lawrence **	Former Executive Chairman and Senior Advisor	N/A	$0	0%	N/A	N/A

*

Mr. Durand’s target value was established in euros as he was based in France at the time of approval. His target value (in thousands) was €352.8 in fiscal 2014. The amount in the table above was converted using a spot rate of U.S. $1.00 = €0.747, which was the exchange rate used by the Board when it established Mr. Durand’s LTIP target for fiscal 2014. Mr. Durand has since relocated to the United States and his long-term incentive will be expressed in U.S. dollars on a going forward basis, as applicable. Mr. Durand’s relocation is described in further detail later in the CD&A on page 32.

**	Mr. Lawrence was not eligible to receive equity awards during his tenure as Executive Chairman or as Senior Advisor.

Cash-Based Awards

The LTIP was first adopted in fiscal 2005 and was continued for fiscal 2014. In this plan, a new LTIP performance period begins with each fiscal year and extends for three years. Accordingly, there are three overlapping LTIP performance periods running at any given time. For example, currently, the 2013-2015 cycle is now in its last year, the 2014-2016 cycle is in its second year, and the 2015-2017 cycle is in its first year. The two relevant cycles for purposes of fiscal 2014 compensation are: (1) the 2012-2014 cycle which ended on the last day of fiscal 2014 and for which payments were made in early fiscal 2015, and (2) the 2014-2016 cycle for which target opportunities were set in early fiscal 2014.

In December 2013, the independent members of the Board assigned each participating executive a target opportunity for the 2014-2016 performance cycle based on compensation survey data and on Committee recommendations, as discussed above. The target opportunity is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target depending on Company performance over the three-year period. Award opportunities range from 0% to 400% of target opportunities. Actual awards are generally made in cash, but may also be made in a combination of cash and shares in accordance with the stock ownership policy that applies to executive officers, as discussed in the Compensation Decision Process section of this CD&A on page 17.

There are two performance goals under the LTIP: (1) growth in EPS and (2) ROIC. Payout amounts under the LTIP are determined based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where EPS growth is one axis and ROIC is the other axis. For purposes of the LTIP: (1) growth in EPS is based on all operating earnings and is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle; and (2) ROIC is calculated as (i) net income, before extraordinary items and before interest expense, plus (ii) tax-adjusted interest expense divided by (iii) the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage. For these purposes, invested capital is defined as total debt plus total shareholders’ equity, less cash. This definition of ROIC was initially introduced for the 2013-2015 performance cycle and was maintained for the 2014-2016 performance cycle. The principal changes from prior periods – adding back interest expense to the net income result and subtracting cash from the invested capital base – are intended to render the ROIC calculation more or less neutral with respect to capital financing decisions and to align the formula to one that is more comparable with return measures typically used by other companies as incentive plan metrics. Again, these two performance measures – EPS growth and ROIC – were selected for their direct correlation over time with the creation of shareholder value.

For the 2014-2016 performance cycle, principal performance targets are as follows: 10% EPS growth and 9.3% ROIC. We’ve held these performance goals over the time, looking to them as longer-term standards for strong performance more so than goals set with consideration to point-in-time industry and broader market conditions. The payout matrix is constructed such that it would require significant stretch growth and return performance to receive a maximum payout. As an example, for awards under the 2014-2016 performance cycle to equal 400% of target amounts, the compound annual EPS growth rate would need to be 32% or higher, and average ROIC would need to equal or exceed 12.8% (or a 350 basis point improvement over the 9.3% ROIC target) over the three-year period.

For the 2012-2014 performance cycle, principal performance targets were as follows: 10% EPS growth and 6.0% ROIC. Actual awards under the LTIP for that cycle paid at 88.4% of target, based on our adjusted EPS growth results of 6.8% and adjusted ROIC results of 6.4%. In determining results for the 2012-2014 performance cycle, the Committee based the results for EPS growth on adjusted EPS of $5.20 per diluted share, which adjustments are described above under the Annual Incentive Compensation Plan section of this CD&A on page 26. The formula for ROIC is based in part on net income, before extraordinary items, for the three-year period. For purposes of the calculation of ROIC for periods that include fiscal 2014, including the 2012-2014 performance cycle, net income for fiscal 2014 was calculated as follows: GAAP net income of $102.4 million, plus accelerated integration costs of $16.1 million, net of taxes, plus losses associated with a previously sold business of $0.7 million, plus the loss on the assets held for sale in discontinued operations of $49.5 million, for adjusted net income of $168.7 million. The reasons for the adjustments to these measures for the 2012-2014 performance cycle are the same as those described above under the Annual Incentive Compensation Plan section of this CD&A on page 26.

In addition, the Committee had the discretion to adjust the award amounts under the plan downward if the Company’s performance on the accelerated integration projects was less than satisfactory. For the reasons described above under the Annual Incentive Compensation Plan section of this CD&A on page 26, the Committee did not make any downward adjustments to the awards made to the NEOs for the 2012-2014 performance cycle. Actual award amounts under the LTIP are reflected in the Summary Compensation Table for Fiscal 2014 in this proxy statement.

In December 2014, the Committee reviewed recommendations from management and Semler Brossy as the independent compensation consultant as it relates to making changes to the fiscal year 2015 LTIP and on a go-forward basis. These changes, along with other changes for the fiscal year 2015 incentive compensation, can be found in the Fiscal 2015 Compensation Decisions section below on page 33.

Stock Options

Management and the Committee determined the number of shares subject to each stock option grant using a Black-Scholes value per option of 40% of our Common Stock’s face value at grant, using a representative price of $81.204 per share based on the average closing trading price of our Common Stock from November 1-25, 2013.1 Options were

[1]

This time period was selected due to its proximity to the end of our fiscal year on October 25, 2013. As previously announced, the Company will be changing the month of its fiscal year-end to September effective in 2015. Thus, the values of stock option and restricted stock unit awards made to executives in fiscal 2016 will be based on a similar, but earlier calendar period in October 2015.

granted on December 5, 2013, with an exercise price equal to the closing price of our Common Stock on that date ($88.75). The stock options granted to the NEOs in fiscal 2014 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2014 in this proxy statement on page 37.

The independent members of the Board grant stock options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant. Typically, each grant vests and becomes exercisable in four equal annual installments and continues to be exercisable until ten years from the date granted. Options carry value only as the Company’s share price increases, thereby linking potential executive gains with the creation of shareholder value over time.

Generally, stock options to executives are granted once per year in December when other aspects of executive compensation are reviewed, including awards based on the financial results of the prior fiscal year which concludes at the end of October. The Committee may also recommend option grants at other times, such as in connection with promotions. We do not time employee stock option grants in coordination with the release of material nonpublic information for the purpose of affecting the value of compensation.

Restricted Stock Units

The Committee continued the use of restricted stock units as a third component to our long-term incentive opportunities for executives in fiscal 2014. These restricted stock units entitle recipients to receive a share of common stock after the applicable vesting period expires. Typically, each grant vests 100% after the third anniversary of the grant date, thereby providing additional retention and aligning with shareholders. Management and the Committee determined the number of restricted stock units awarded, using a representative price of $81.204 per share based on the average closing trading price of our Common Stock from November 1-25, 2013. Restricted stock units were granted on December 5, 2013. The restricted stock units granted to the NEOs in fiscal 2014 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2014 in this proxy statement on page 37.

Generally, we plan to grant restricted stock units to executives once per year in December along with the stock options when other aspects of executive compensation are reviewed, as described above. The Committee may also recommend restricted stock units at other times, such as in connection with promotions or for additional retention purposes.

In connection with the effectiveness of his appointment as President and CEO, Mr. Reusser was granted an initial equity award of 52,750 restricted stock units, valued at approximately $4.3 million on the date of grant, October 28, 2013. This initial equity grant was made with consideration to compensation that would otherwise have been earned by Mr. Reusser had he continued with his prior employer. These restricted stock units vest in three equal installments on the first, second, and third anniversaries of grant.

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other U.S.-based employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers based in the U.S. is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the Pension Benefits section of this proxy statement. The Committee believes that these programs are important attraction and retention tools, and that they are reasonable because they are designed to provide executives similar benefits as other employee participants, albeit on above-limit compensation. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the Nonqualified Deferred Compensation Section of this proxy statement on page 43. The Company does not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions, and the underlying performance of the investment funds selected by the participants.

Consistent with past practice, internal equity, and with independent advice from Towers Watson – the Committee’s outside advisor at the time – the Board approved an enhancement to Mr. Lawrence’s supplemental retirement formula in September 2009 when he assumed the CEO role. The enhanced formula allowed him to earn pension benefits at the same accrual rate (1.6% per year of service) as other longer-service executive officers and recognized Mr. Lawrence’s entire service with Esterline in that calculation.

Historically, Mr. Durand’s compensation, as the only NEO not based in the U.S., included standard benefit programs generally offered to employees in France, plus other supplemental retirement benefits formulated to give him a total retirement benefit equivalent to what was available for the other U.S.-based executives, albeit funded exclusively through a defined contribution funding method. The formula considered expected income from both public and private sources and included the same compensation sources and target income replacement ratios as the U.S. officers. Annual defined contribution funding to achieve the target was 10% of Mr. Durand’s eligible compensation and was funded solely in the Company’s Supplemental Executive Retirement and Deferred Compensation Plan. To determine the annual funding level, executive compensation consultants and actuaries from Towers Watson in France and the U.S. were consulted.

During fiscal year 2014, Mr. Durand relocated to the corporate headquarters in Bellevue, Washington. Consistent with Esterline’s compensation programs and with its general employment practices, Mr. Durand is receiving $7,200 per month until the earlier of either May 2015 or the date of the sale of his home in France. Mr. Durand also received reimbursement for reasonable and customary moving expenses and also an allowance of up to $35,000 for miscellaneous expenses incurred in his relocation. Please see the “All Other Compensation” column in the Summary Compensation Table in this proxy on page 35 for more details.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a case-by-case basis. Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships, an annual physical, a temporary housing stipend where an executive has moved to a substantially higher-cost area, and additional unemployment insurance. Where applicable, the value of these items is disclosed in the Summary Compensation Table for Fiscal 2014 on page 35 and accompanying notes. These benefits are a very small percentage of total compensation for NEOs. The Company does not provide executives with a tax gross-up to cover personal income taxes that might apply to any of these benefits, except in the case of certain company-required, actual relocation costs that an officer must include as regular income, and for taxes due on temporary housing stipends that are provided as a transition measure to assist an executive who has relocated to a substantially higher-cost area.

Change in Control Arrangements

To help ensure key officers focus their energy and attention on the best interests of the Company’s shareholders, we have entered into “double-trigger” change in control termination protection agreements with our officers, including the NEOs. These agreements are designed to protect our executives in the event of a change in control, by assuring compensation benefits, including cash awards issuable under the Company’s annual incentive plan and LTIP, if an executive were terminated without cause or were to resign for good reason following a change in control. The Committee believes the amounts payable under these agreements provide our executives with reasonable protection, both in principle and with consideration to competitive market practice. These agreements are more fully described in the Termination of Employment and Change in Control Arrangements section of this proxy statement on page 44.

The Committee believes it is important to balance the need to provide an incentive for the NEOs to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting equity award acceleration to certain types of change in control transactions and events that defeat the retention purpose of time-vested equity. For these reasons, all options and restricted stock units issued under the Company’s 2004 Equity Incentive Plan and 2013 Equity Incentive Plan, including those granted to the NEOs, do not vest upon certain transactions such as a merger or similar transaction if the successor converts, assumes or replaces such awards unless an employee is terminated without cause or resigns with good reason within 24 months following such transaction. Accordingly, in these circumstances, the pay-out is a “double-trigger” benefit. In the event the acquiring or successor entity does not assume or replace unvested equity, these unvested awards will become immediately vested and exercisable. See the Termination of Employment and Change in Control Arrangements section of this proxy statement beginning on page 44 for further detail.

The Company does not provide executives with a tax gross-up to cover personal income or excise taxes that may apply to any of these change in control benefits.

Fiscal 2015 Compensation Decisions

We regularly review from time to time and make adjustments to our executive pay programs to help ensure continuing effectiveness within the context of (1) our long-standing principles of fairness – internally among our executives and externally relative to competitors, and (2) our commitment to paying for performance – where pay outcomes link directly to the Company’s operational and financial performance or to share price performance. For fiscal 2015, we are making key changes to our executive pay programs that will affect our NEOs. At a high level, the changes for 2015 are oriented to: (1) directly link both the annual and long-term performance measurement and incentive outcomes to the Company’s new three-year strategic plan, (2) further strengthen the connection with share price and with the shareholder experience, and (3) simplify the overall design of our executive pay programs. In brief, the four changes for fiscal 2015 are:

•

Annual incentive plan – Moving to earnings from continuing operations before interest and tax (“EBIT”) in place of EPS: this change enhances the focus on the Company’s core operational performance, in balance with ROS, which we have retained as a measure of profit efficiency;

•

Annual incentive plan – Introducing a new strategic component to complement the EBIT and ROS financial measure: this change ties in directly to our new strategic plan, and the strategic measures will address key objectives that help to position our Company for long-term success;

•

Long-term incentive plan – Paying the cash component of the long-term incentive program in stock instead of cash: this change deepens the connection of our incentive programs and outcomes with the shareholder experience; and

•	Long-term incentive plan – Reducing the maximum upside opportunity to 300% of target, down from 400%: this change tracks more closely with prevailing market practice.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above CD&A. Based on that review and discussion, the Committee has recommended to the Board that this CD&A be included in this proxy statement.

Respectfully submitted,

ANTHONY P. FRANCESCHINI, CHAIRMAN

DELORES M. ETTER

PAUL V. HAACK

JERRY D. LEITMAN

HENRY W. WINSHIP IV

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2014, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan. The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;

•

Oversight of programs by a broad-based group of functions within the organization, including the CEO, CFO, General Counsel, segment presidents, vice president of Human Resources, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Our long-term cash incentive plan focuses on earnings growth and average return on investment over overlapping three-year award periods. This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts on all Company incentive plans to eliminate the potential for dramatic or risky windfalls;

•	A compensation recovery (or “clawback”) policy applicable to all executive and senior management incentive programs;

•	Service-based vesting conditions with respect to equity grants; and

•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders. They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2014 fiscal year, each of whom was listed in “Board and Board Committees—Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2014 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the CD&A, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2014

The table below summarizes certain compensation information for fiscal 2014 for our NEOs, who include the CEO, CFO, the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2014 and Mr. R. Bradley Lawrence, who served as our President and CEO briefly during fiscal 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non- Equity Incentive Plan Compen- sation ($) (3)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Curtis C. Reusser Chairman, President and CEO	2014	$764,423	$600,000	$4,771,675	$1,123,710	$752,325	$90,859	$27,169	$8,130,161

Robert D. George	2014	495,808	—	186,375	319,825	479,138	371,214	40,138	1,892,498
CFO, Vice President and Corporate Development	2013 2012	466,885 449,058	— —	1,131,387 —	291,083 450,889	309,530 441,619	— 387,394	39,208 29,478	2,238,093 1,758,438

Alain M. Durand (6)	2014	396,217	—	133,125	220,420	320,216	22,843	243,430	1,326,251
President, Sensors & Systems Segment	2013 2012	367,263 336,383	— —	513,870 —	186,293 285,810	247,086 259,352	4,391 —	1,688 12,057	1,320,591 893,602

Frank E. Houston	2014	444,073	—	150,875	254,996	409,593	412,026	29,136	1,700,699
President, Avionics & Controls Segment	2013 2012	422,404 407,404	— —	139,495 —	232,866 364,654	263,924 338,734	52,710 373,146	17,986 26,064	1,129,385 1,501,001

Albert S. Yost	2014	391,577	—	133,125	220,420	322,346	119,382	34,264	1,221,114
President, Advanced Materials Segment and Treasurer	2013 2012	362,327 337,404	— —	519,935 —	195,025 266,099	199,877 249,919	25,436 75,942	60,534 60,890	1,363,134 990,253

R. Bradley Lawrence	2014	812,000	—	—	—	1,112,425	795,953	57,036	2,777,414
Former Executive Chairman and Senior Advisor	2013 2012	882,692 782,692	— —	588,305 —	1,274,944 1,564,732	773,280 943,680	407,109 662,847	52,618 50,216	3,978,948 4,004,167

(1)

Represents a sign-on bonus paid to Mr. Reusser in December 2013, which was subject to forfeiture by Mr. Reusser if he had voluntarily terminated his employment with the Company on or before October 28, 2014.

(2)

Represents the aggregate grant date fair value of awards granted during the fiscal year, computed in accordance with ASC 718. Assumptions used to calculate the amounts for fiscal 2014 are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

(3)

For fiscal 2014, represents amounts earned under the annual incentive plan and the 2012-2014 performance cycle under the LTIP. Amounts earned under the annual incentive plan for fiscal 2014 were: Mr. Reusser, $586,575; Mr. George, $255,486; Mr. Durand, $188,026; Mr. Houston, $228,373; Mr. Yost, $189,746; Mr. Lawrence, $635,065. Amounts earned under the 2012-2014 performance cycle under the LTIP were: Mr. Reusser, $165,750; Mr. George, $223,652; Mr. Durand, $122,190; Mr. Houston, $181,220; Mr. Yost, $132,600; Mr. Lawrence, $477,360.

(4)	Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+).

(5)

For fiscal 2014, includes match payments under the Company’s 401(k) plan ($7,880 for each NEO), and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. George, $12,690; Mr. Durand, $142,580; Mr. Houston, $10,744; Mr. Yost, $7,810; Mr. Lawrence, $37,217). Also includes the following for each NEO: Mr. Reusser (automobile allowance, financial planning and club memberships); Mr. George (automobile allowance, financial planning, club memberships and cost of annual physical); Mr. Houston (automobile allowance); Mr. Yost (automobile allowance, financial planning and club memberships); Mr. Lawrence (automobile allowance, financial planning and club memberships). For Mr. Durand, the amount includes $36,000 for a housing stipend and $40,498 of relocation expenses. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

(6)

Mr. Durand’s compensation is denominated in euros for part of fiscal 2014, except for the stock and option award values, which are denominated in USD. Mr. Durand was based in France until June 30, 2014, and due to tax requirements, Mr. Durand’s compensation was allocated 60% to work performed in France and 40% to work performed in the U.S. for the period in which he was in France. The U.S. conversion of his salary paid in the U.S. was updated effective on January 1, 2014, during the period during fiscal 2014 in which he was based in France. All other compensation received in France was converted using the average exchange rate for the twelve-month period of fiscal 2014: U.S.$1.00 = €0.741. Effective July 1, 2014, Mr. Durand relocated to the U.S. and was paid 100% in USD from that date forward.

Grants of Plan-Based Awards Table for Fiscal 2014

The following table provides information regarding grants of plan-based awards to the NEOs under our 2014 Annual Incentive Compensation Plan, LTIP and the 2013 Equity Incentive Plan during fiscal 2014.

Name	Approval Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Grant Date		Threshold ($)	Target ($)	Maximum ($)
Curtis C. Reusser	—	—	(1)	$168,750	$675,000	$1,350,000	—	—	$—	$—
	—	—	(2)	—	562,500	2,250,000	—	—	—	—
	09/11/13	10/28/13	(3)	—	—	—	52,750	—	—	4,256,925
	12/05/13	12/05/13	(4)	—	—	—	—	26,000	88.75	1,123,710
	12/05/13	12/05/13	(5)	—	—	—	5,800	—	—	514,750
Robert D. George	—	—	(1)	73,500	294,000	588,000	—	—	—	—
	—	—	(2)	—	274,400	1,097,600	—	—	—	—
	12/05/13	12/05/13	(4)	—	—	—	—	7,400	88.75	319,825
	12/05/13	12/05/13	(5)	—	—	—	2,100	—	—	186,375
Alain M. Durand	—	—	(1)	54,089	216,355	432,710	—	—	—	—
	—	—	(2)	—	188,819	755,276	—	—	—	—
	12/05/13	12/05/13	(4)	—	—	—	—	5,100	88.75	220,420
	12/05/13	12/05/13	(5)	—	—	—	1,500	—	—	133,125
Frank E. Houston	—	—	(1)	65,700	262,800	525,600	—	—	—	—
	—	—	(2)	—	219,000	876,000	—	—	—	—
	12/05/13	12/05/13	(4)	—	—	—	—	5,900	88.75	254,996
	12/05/13	12/05/13	(5)	—	—	—	1,700	—	—	150,875
Albert S. Yost	—	—	(1)	54,588	218,350	436,700	—	—	—	—
	—	—	(2)	—	190,560	762,240	—	—	—	—
	12/05/13	12/05/13	(4)	—	—	—	—	5,100	88.75	220,420
	12/05/13	12/05/13	(5)	—	—	—	1,500	—	—	133,125
R. Bradley Lawrence	—	—	(1)	182,700	730,800	1,461,600	—	—	—	—

(1)

This shows the potential value of the payout for each NEO under the 2014 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2014 in this proxy statement. The amounts above for Mr. Durand were converted using a spot rate of U.S. $1.00 = €0.747.

(2)

This shows the potential value of the cash payout for each NEO under the LTIP if the target or maximum goals of the 2014-2016 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Any payouts under the 2014-2016 performance cycle will be made in fiscal 2017. The amounts above for Mr. Durand were converted using a spot rate of U.S. $1.00 = €0.747.

(3)	The restricted stock units were granted pursuant to the Company’s 2013 Equity Incentive Plan. They vest at the rate of 33% per year on each of the first three anniversaries on the date of the grant.

(4)

The option grants were made under the LTIP and pursuant to the Company’s 2013 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of 25% per year on each of the first four anniversaries of the date of grant.

(5)	The restricted stock units were granted under the LTIP and pursuant to the Company’s 2013 Equity Incentive Plan. They vest in full on the third anniversary of the date of grant.

Annual Incentive Compensation Plan and LTIP

Payments under the 2014 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings per share, return on sales, growth in earnings per share and return on invested capital. For additional information regarding the 2014 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement starting on page 12.

2013 Equity Incentive Plan

Equity awards granted to our executive officers in December 2013 consisted of stock options and restricted stock units granted under the Company’s 2013 Equity Incentive Plan. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant. Restricted stock units generally have a three-year cliff vesting.

The equity award granted to Mr. Reusser in October 2013 consisted of special restricted stock units associated with his appointment as the Company’s President and CEO that were granted under the Company’s 2013 Equity Incentive Plan. This one-time award vests in equal annual installments over the period from the date of grant until the third anniversary of the date of grant.

Offer Letter to Curtis C. Reusser

As described in the Executive Summary of the Compensation Discussion and Analysis section of this proxy statement, on September 11, 2013, the Board of Directors appointed Curtis C. Reusser as President and CEO, effective October 28, 2013. In consideration of that promotion, and consistent with the Company’s executive compensation programs and with its general employment practices, the Board approved the following terms, which were conveyed to Mr. Reusser in an offer letter and which were accepted by him: a base salary increase to $750,000 per year; a sign-on bonus of $600,000 payable in December 2013; an initial equity award of 52,750 restricted stock units; participation in the Company’s annual incentive compensation plan for executive officers with a target award of 90% of base salary for fiscal 2014; participation in the Company’s supplemental retirement plans; a standard change of control agreement; relocation benefits, a car allowance, financial advisory services; and participation in the Company’s standard fringe benefit programs. Mr. Reusser was also given an annual long-term incentive target of $1,875,000, or 250% of base salary, for fiscal 2014, which was allocated as follows: 45% to stock options (26,000 options), 25% to restricted stock units (5,800 RSUs), and 30% to cash long-term incentive plan target ($562,500). Mr. Reusser was also appointed to the two open cash LTIP cycles on a prorata basis. For the 2012 – 2014 performance cycle, his target is $187,500 and for the 2013 – 2015 performance cycle, his target is $375,000. As with other officers, Mr. Reusser is employed at-will and serves at the pleasure of the Board.

Relocation Arrangements for Alain M. Durand

In May 2014, the Board approved compensation arrangements for Mr. Durand relating to his relocation from France to Esterline’s corporate headquarters in Bellevue, Washington. Consistent with Esterline’s executive compensation programs and with its general employment practices for senior managers who undertake major relocations, Mr. Durand will receive a payment of $7,200 per month until the earlier of May 2015 or the date of the sale of his home in France. Mr. Durand was also entitled to receive a standard package of other relocation benefits designed to be cost neutral for relocating employees and to minimize disruption caused by household moves. Those benefits included reimbursement of the following reasonable and customary expenses: temporary housing for up to 60 days, up to two house-hunting trips for him and his spouse, home purchase closing costs, shipment of his personal vehicles, moving of household goods from France to the U.S. and from temporary housing to his permanent home, and an allowance of up to $35,000 for miscellaneous expenses. Mr. Durand was also eligible to receive moving coordination and concierge services provided by a third-party vendor. Esterline also agreed to provide Mr. Durand certain immigration-related services and tax assistance, including tax preparation services, and reimbursement of certain tax expenses. All of the relocation payments made to Mr. Durand are subject to repayment by Mr. Durand if he resigns from Esterline on or before June 30, 2016.

When he was based in France, Mr. Durand agreed to a change of control agreement that is standard for all executive officers, with the exception that due to certain dismissal indemnities and unemployment insurance arrangements that are typical for French executives and already in place as part of Mr. Durand’s employment terms, the amount to have been paid should there be a change in control would be reduced by the amount due to Mr. Durand under the French dismissal indemnity and unemployment insurance arrangements. As a result of his relocation, Mr. Durand is no longer eligible to receive those French benefits, and instead would receive the same benefits under his change of control agreement that apply to all other executive officers.

Also when based in France and until his relocation, Mr. Durand was also entitled to receive supplemental retirement benefits formulated to give him a total retirement benefit equivalent to what is available for the other U.S.-based executives. This supplemental retirement benefit was structured to be funded exclusively through a defined contribution funding method, the formula for which considered expected income from both public and private sources and included the same compensation sources and target income replacement ratios as the U.S. officers. Annual defined contribution funding to achieve the target was 10% of Mr. Durand’s eligible compensation and was funded solely in the Company’s Supplemental Executive Retirement and Deferred Compensation Plan. Pursuant to his relocation arrangement, Mr. Durand’s participation in the Company’s Supplemental Executive Retirement & Deferred Compensation Plan changed to be on the same basis as for other executive officers.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2014 included in this proxy statement) varies somewhat among the NEOs. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility as well as on market data provided by Semler Brossy that reflects the practices of other companies. For example, those NEOs with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of equity awards and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2014, the percentage of fixed cash compensation as compared to total compensation was 23% for the CEO, excluding the one-time sign-on bonus paid and the initial grant of restricted stock units given to Mr. Reusser in connection with his appointment as President and CEO. For the other NEOs (excluding Mr. Lawrence), the average percentage of fixed cash compensation as compared to total compensation was 35%.

Outstanding Equity Awards Table at Fiscal Year End 2014

The following table summarizes the total outstanding equity awards held as of October 31, 2014, by each of the NEOs. The market value of the restricted stock units is based on the closing price of the Company’s common stock on October 31, 2014, which was $117.11.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Option	Option Expiration Date	Number of Units of Stock That Have Not	Market Value of Units of Stock That Have Not
			Exercisable (#)	Unexercisable (#)	Exercise Price ($)		Vested (#)	Vested ($)
Curtis C. Reusser	10/28/13	(1)	—	—	$—	—	35,166	$4,118,290
	12/05/13	(2)	—	26,000	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	5,800	679,238
Robert D. George	12/08/05	(2)	6,218	—	38.98	12/08/15	—	—
	12/07/06	(2)	20,800	—	38.91	12/07/16	—	—
	12/06/07	(2)	17,100	—	53.00	12/06/17	—	—
	12/11/08	(2)	26,700	—	32.00	12/11/18	—	—
	12/10/09	(2)	21,700	—	41.00	12/10/19	—	—
	12/09/10	(2)	11,475	3,825	64.56	12/09/20	—	—
	07/26/11	(2)	3,750	1,250	78.24	07/26/21	—	—
	12/08/11	(2)	9,150	9,150	51.08	12/08/21	—	—
	12/06/12	(2)	2,500	7,500	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	2,800	327,908
	09/11/13	(4)	—	—	—	—	11,880	1,391,267
	12/05/13	(2)	—	7,400	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	2,100	245,931
Alain M. Durand	12/09/10	(2)	—	650	64.56	12/09/20	—	—
	06/08/11	(2)	—	6,250	73.32	06/08/21	—	—
	12/08/11	(2)	—	5,800	51.08	12/08/21	—	—
	12/06/12	(2)	—	4,800	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,800	210,798
	09/11/13	(4)	—	—	—	—	5,000	585,550
	12/05/13	(2)	—	5,100	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,500	175,665
Frank E. Houston	12/06/07	(2)	9,800	—	53.00	12/06/17	—	—
	12/11/08	(2)	17,300	—	32.00	12/11/18	—	—
	12/10/09	(2)	16,200	—	41.00	12/10/19	—	—
	12/09/10	(2)	8,550	2,850	64.56	12/09/20	—	—
	12/08/11	(2)	7,400	7,400	51.08	12/08/21	—	—
	12/06/12	(2)	2,000	6,000	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	2,300	269,353
	12/05/13	(2)	—	5,900	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,700	199,087
Albert S. Yost	12/09/10	(2)	5,700	1,900	64.56	12/09/20	—	—
	12/08/11	(2)	5,400	5,400	51.08	12/08/21	—	—
	12/06/12	(2)	1,675	5,025	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,900	222,509
	09/11/13	(4)	—	—	—	—	5,000	585,550
	12/05/13	(2)	—	5,100	88.75	12/05/23	—	—
	12/05/13	(3)	—	—	—	—	1,500	175,665
R. Bradley Lawrence	06/04/09	(2)	20,000	—	29.86	06/04/19	—	—
	11/02/09	(2)	30,000	—	42.10	10/31/19	—	—
	12/10/09	(2)	52,000	—	41.00	10/31/19	—	—
	12/09/10	(2)	28,950	9,650	64.56	10/31/19	—	—
	12/08/11	(2)	30,300	30,300	51.08	10/31/19	—	—
	01/04/12	(5)	1,725	575	64.56	10/31/19	—	—
	12/06/12	(2)	10,950	32,850	60.65	10/31/19	—	—

(1)	Restricted stock units that vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(3)	Restricted stock units that fully vest on the third anniversary of the grant date.

(4)	Restricted stock units that are scheduled to vest at a rate of 50% on December 15, 2014, 25% on December 15, 2015, and 25% on December 15, 2016.

(5)

One fourth of the option vested and became exercisable immediately on the grant date and the remaining portion of the option vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2014

The following table summarizes the option awards exercised during fiscal 2014 for each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Curtis C. Reusser	—	$—	17,584	$2,017,412
Robert D. George	16,782	1,080,608	—	—
Alain M. Durand	26,275	989,817	—	—
Frank E. Houston	11,500	816,614	—	—
Albert S. Yost	25,000	1,472,581	—	—
R. Bradley Lawrence	49,600	3,529,399	9,700	1,135,967

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the value of vested restricted stock units calculated by multiplying the number of vested restricted stock units by the closing price of our Common Stock on the vesting date.

Retirement Benefits

Pension Benefits for Fiscal 2014

The table below provides information as of October 31, 2014, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005. No payments were made from these plans to any of the NEOs during fiscal 2014.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Curtis C. Reusser	Pension Plan	0.50	$16,141	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	0.50	74,718	—

	Total		$90,859	$—

Robert D. George	Pension Plan	16.83	$599,695	$—
	SERP Pre 2005	7.00	201,127	—
	SERP 2005+	9.83	960,439	—

	Total		$1,761,261	$—

Alain M. Durand	Pension Plan	1.33	$27,234	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+ (2)	0.33	—	—

	Total		$27,234	$—

Frank E. Houston	Pension Plan	28.83	$1,269,263	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	9.59	691,348	—

	Total		$1,960,611	$—

Albert S. Yost	Pension Plan	7.19	$174,542	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	4.94	122,638	—

	Total		$297,180	$—

R. Bradley Lawrence	Pension Plan	7.77	$160,345	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+ (3)	12.12	2,908,490	—

	Total		$3,068,835	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, except that the NEOs are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the October 31, 2014, calculation date. The specific relevant assumptions include a discount rate of 4.25% and post-retirement mortality based on the RP2000 Male and Female Annuitant Mortality tables projected with Scale BB 14 years beyond the valuation date.

(2)	Mr. Durand became a SERP 2005+ participant effective July 1, 2014. Due to the short period in which he was a participant in the plan, the present value of his benefit is $0.

(3)

Effective November 1, 2009, with the promotion to CEO, Mr. Lawrence received a SERP formula enhancement. The enhancement includes accruing SERP 2005+ benefits using the Pension Plan’s final average pay formula and recognizes services under the plan from his date of hire rather than from his original SERP appointment. The present value of the enhancement is $2,380,702 as of the end of fiscal 2014.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 39% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long-term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. NEOs who are eligible for early retirement are Mr. George and Mr. Houston. Mr. Houston is eligible under the Pension Plan and the SERP 2005+. Mr. George is eligible under the Pension Plan, the SERP Pre 2005, and the SERP 2005+. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas and early retirement formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2014

The table below provides information as of October 31, 2014, regarding each NEO’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2014.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Curtis C. Reusser	$15,866	$—	$141	$—	$16,007
Robert D. George	69,483	12,690	80,524	—	810,273
Alain M. Durand (5)	—	142,580	21,688	—	164,268
Frank E. Houston	37,452	10,744	17,859	—	294,621
Albert S. Yost	32,081	7,810	33,014	—	399,054
R. Bradley Lawrence	76,567	37,217	54,625	—	649,426

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2014 in this proxy statement.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2014. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2014 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)

Does not include Company contributions earned in fiscal 2014 that will not be made until early 2015 following calendar and qualified plan year closing activities. Includes amount reported in prior years.

(5)

Mr. Durand was offered the opportunity to participate in the DC SERP in connection with his promotion to Group Vice President in fiscal 2011. Being a French employee, Mr. Durand needed to complete certain requirements for eligibility in the DC SERP. Those requirements were completed in fiscal 2013, and the funding for his benefits for fiscal 2011 and fiscal 2012 was completed in fiscal 2014.

The DC SERP became effective on January 1, 2007. The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the NEOs which provide “double-trigger” benefits that are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after the day preceding a Change in Control Event, the agreements provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide the executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the IRC, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

When he was based in France, Mr. Durand agreed to a change of control agreement that is standard for all executive officers, with the exception that due to certain dismissal indemnities and unemployment insurance arrangements that are typical for French executives and already in place as part of Mr. Durand’s employment terms, the amount to have been paid should there be a change in control would be reduced by the amount due to Mr. Durand under the French dismissal indemnity and unemployment insurance arrangements. As a result of his relocation, Mr. Durand is no longer eligible to receive those French benefits, and instead would receive the same benefits under his change of control agreement that apply to all other executive officers.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the agreement;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his or her benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease for any reason to constitute at least a majority of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board).

Equity Plans. Options granted pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan to our executive officers on or after December 10, 2009, continue to vest in accordance with the normal vesting schedule in the event of termination due to “Full Retirement,” generally defined as a voluntary termination when the participant is age 65 or older and such termination is a bona fide end to the participant’s career in the industries and markets within which the Company does business. For restricted stock units granted pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan prior to the end of fiscal 2014, the Compensation Committee has in its sole discretion the ability to provide that all unvested units become vested upon “Full Retirement.”

In addition, pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan, all options and restricted stock units held by the NEOs do not vest upon certain company transactions if the successor converts, assumes or replaces such awards unless an employee is terminated without cause or resigns with good reason within 24 months following such transaction. If the outstanding options and restricted stock units held by NEOs are not converted, assumed or replaced by the successor in such transaction, the outstanding awards become fully and immediately vested and exercisable, as applicable. All options and restricted stock units held by the NEOs become fully and immediately vested and exercisable immediately prior to a change in control.

The restricted stock units granted to each of Messrs. George, Durand and Yost on September 11, 2013, vest 50% on December 15, 2014, and vest 25% on each of December 15, 2015, and December 15, 2016. In the event of the termination of service of Messrs. George, Durand and Yost by the Company without Cause (as defined above) or by the executive officer with “good reason,” the unvested restricted stock units due to vest on the following December 15th, if any, will vest immediately as of the date of termination of service. In the discretion of the Compensation Committee, any unvested units may become vested units upon “Full Retirement” of Mr. George, Mr. Durand or Mr. Yost, respectively, as described above. For purposes of these restricted stock units, “good reason” is defined as (1) a material diminution in the executive’s authority, duties or responsibilities in the circumstances described in the first bullet under the definition of Good Reason above; (2) a reduction in the value of the executive’s annual structural compensation of 10% or more, whether delivered as direct, indirect, or fringe benefit compensation; (3) executive’s transfer by the Company to another geographic location, without the executive’s consent, outside a twenty (20) mile radius; or (4) failure by the Company to obtain an assumption of its obligations under the agreements governing the restricted stock units by any successor.

For purposes of the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, the following definitions generally apply:

A company transaction is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets,

and excludes a transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the transaction, constitute at least a majority of the board of the company resulting from such transaction.

A change in control is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or an acquisition pursuant to certain related party transactions); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

Annual Incentive Compensation Plan. Under the terms of the 2014 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment. Payments made under the 2014 Annual Incentive Compensation Plan are subject to the Company’s compensation recovery, or “clawback,” policy.

Long-Term Incentive Plan. Under the terms of the LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (no later than two-and-a-half months following approval by the Audit Committee of the Company’s financial reports for the pertinent fiscal periods) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period. Payments made under the LTIP are subject to the Company’s compensation recovery, or “clawback,” policy.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the NEOs (other than Mr. Lawrence) under each termination scenario are outlined in the following table. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the NEOs would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control. Mr. Lawrence has not been included in the following table due to his retirement from the Company effective October 31, 2014. Please see the section following the table for further details about the amounts received or to be received by Mr. Lawrence in connection with his retirement.

Name	Benefit	Termination Scenario (1)
		Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control Termination ($)
Curtis C. Reusser	Severance Payment (2)	$—	$—	$—	$1,162,413
	Cash Incentives (3)	—	1,689,825	—	564,889
	Accelerated Equity (4)	—	4,797,606	—	5,534,966
	Continued Equity Vesting (5)	—	737,360	—	—
	Benefit Continuation (6)	—	—	—	43,639
Robert D. George	Severance Payment (2)	$—	$—	$—	$3,208,009
	Cash Incentives (3)	—	1,016,738	—	355,832
	Accelerated Equity (4)	—	1,965,106	695,633	3,452,186
	Continued Equity Vesting (5)	—	1,487,080	—	—
	Benefit Continuation (6)	—	—	—	43,516
	Excess Retirement Benefit (7)	—	139,311	—	—
Alain M. Durand	Severance Payment (2)	$—	$—	$—	$2,160,434
	Cash Incentives (3)	—	680,411	—	233,085
	Accelerated Equity (4)	—	972,013	292,775	2,078,476
	Continued Equity Vesting (5)	—	1,106,463	—	—
	Benefit Continuation (6)	—	—	—	42,335
Frank E. Houston	Severance Payment (2)	$—	$—	$—	$2,736,671
	Cash Incentives (3)	—	841,093	—	286,430
	Accelerated Equity (4)	—	468,440	—	1,612,914
	Continued Equity Vesting (5)	—	1,144,474	—	—
	Benefit Continuation (6)	—	—	—	31,384
	Reduction of CIC Benefits (8)	—	—	—	(424,946)
Albert S. Yost	Severance Payment (2)	$—	$—	$—	$2,210,224
	Cash Incentives (3)	—	689,066	—	240,489
	Accelerated Equity (4)	—	983,724	292,775	1,868,479
	Continued Equity Vesting (5)	—	884,755	—	—
	Benefit Continuation (6)	—	—	—	—
	Excess Retirement Benefit (7)	—	386,930	—	—

(1)	All scenarios assume termination and/or change in control occurred on October 31, 2014, the last day of fiscal 2014. The closing price of the Company’s Common Stock on that date was $117.11 per share.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation, generally defined as the aggregate gross cash compensation paid to the executive during the 24-month period prior to the change in control, divided by two.

(3)

The amounts under the Retirement, Death or Disability column represent (1) actual amounts earned under the 2014 Annual Incentive Compensation Plan and the 2012-2014 performance cycle under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2013-2015 and 2014-2016 performance cycles under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability. The terms of the LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2013-2015 and 2014-2016 performance cycles because actual awards under these cycles cannot be determined at this time. The amounts under the Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the fiscal year.

(4)

The amounts under the Change in Control Termination column represent (1) the difference between the closing price of the Company’s Common Stock on October 31, 2014, and the exercise price of the accelerated options and (2) the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on October 31, 2014. Options and restricted stock units accelerate even if the executive’s employment is not terminated. For purposes of stock options and restricted stock units granted under the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, this assumes the stock options and restricted stock units are not assumed or substituted for by the successor company in a company transaction. The amounts in the Retirement, Death or Disability column represent (1) the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on October 31, 2014, and (2) assumes that the Compensation Committee exercised its discretion in the case of full retirement to provide that all unvested units become vested. The amounts under the Involuntary Termination Without Cause or for Good Reason column represent the value of the accelerated special restricted stock units (granted on September 11, 2013) based on the closing price of the Company’s Common Stock on October 31, 2014.

(5)

Represents the difference between the closing price of the Company’s Common Stock on October 31, 2014, and the exercise price of options that were unvested as of October 31, 2014, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(7)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2014 table in this proxy statement.

(8)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control. Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

The Retirement of Mr. Lawrence

Mr. Lawrence retired from the Company effective October 31, 2014, after serving as Executive Chairman through March 5, 2104, and as a Senior Advisor until retirement. Since his termination was due to full retirement, even though he did not remain employed through the payment date, he received the amount earned under the 2014 Annual Incentive Compensation Plan and the amount earned for the 2012-2014 performance cycle of the LTIP, as provided under the terms of such awards, which together totaled $1,112,425. He is also eligible to receive a payment under the 2013-2015 performance cycle of the LTIP pursuant to the terms of such award, which will be paid in fiscal 2016 based on actual achievement of the performance goals for that cycle (at target, the value of his award is $675,000). Pursuant to the terms of the agreements governing Mr. Lawrence’s stock options, his unvested stock options will continue to vest, and the value of his stock options that remained unvested as of October 31, 2014, was $4,392,744 (based on the closing price of the Company’s Common Stock of $117.11 on such date). In October 2014, pursuant to the terms of the agreements governing Mr. Lawrence’s restricted stock units in the event of full retirement, the Compensation Committee determined to accelerate the unvested portion of the outstanding restricted stock units held by Mr. Lawrence, considering, among other things, his long service to the Company in significant leadership roles. The value of his restricted stock units that accelerated on October 31, 2014, was $1,135,967 (based on the closing price of the Company’s Common Stock of $117.11 on such date).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest, as specified under applicable SEC regulations. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 and/or are required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 31, 2014, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,

GARY E. PRUITT, CHAIRMAN

PAUL V. HAACK

MARY L. HOWELL

SCOTT E. KUECHLE

JAMES J. MORRIS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2014 and 2013 were as follows:

	Fees
	2014	2013
Audit fees (1)	$3,817,210	$3,824,460
Audit-related fees (2)	42,605	48,723
Tax fees (3)	1,063,419	731,613
All other fees	23,033	44,011

(1)

Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the CFO and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of October 31, 2014, about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the 2002 Employee Stock Purchase Plan, the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3) (4)
Equity compensation plans approved by security holders	1,574,816	$57.31	2,049,697
Equity compensation plans not approved by security holders	—	—	—

Total	1,574,816	$57.31	2,049,697

(1)	Includes 94,052 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan.

(2)	Excludes restricted stock units, which have no exercise price.

(3)

Of these shares, 1,456,261 shares are available for issuance under the 2013 Equity Incentive Plan and 593,436 shares are available for purchase under the 2002 Employee Stock Purchase Plan (not including the 94,052 shares subject to outstanding options under the U.K. ShareSave Scheme) as of the end of the Company’s last completed fiscal year.

(4)

Each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction under the 2013 Equity Incentive Plan within 45 days after each annual shareholders meeting with an aggregate market value of $100,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are offering our shareholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for NEOs. The Board of Directors has determined that it will include this proposal in the Company’s proxy materials annually (with the next vote occurring at the Company’s annual meeting in 2016) until the next required shareholder advisory vote on the frequency of shareholder advisory votes on the compensation of executives. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success. Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. In fiscal 2014, excluding the one-time bonus paid to Mr. Reusser in connection with his appointment as President and CEO, the executive compensation package (base salary, short- and long-term incentives at target) included 77% of at-risk compensation for the CEO and an average of 65% of at-risk compensation for the other NEOs, excluding Mr. Lawrence.

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.

•	Our restricted stock unit awards generally feature three-year cliff vesting.

•	Our cash-based long-term incentive plan has three-year performance periods to encourage executives to make decisions that align our long-term goals with shareholder interests.

•

Stock Ownership Guidelines require executive officers to acquire and hold certain amounts of the Company’s Common Stock to further strengthen alignment of management’s interests with those of our shareholders.

•	We have established a clawback policy that covers awards under all of our incentive programs and also includes prohibitions on hedging/pledging activities under our Insider Trading Policy.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 31, 2014. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 2, 2015, at its annual meeting.

The Company is not obligated by law, its Restated Certificate of Incorporation or Amended and Restated Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2015 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2014.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2014 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2014 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 31, 2014, are also available on the Company’s website, www.esterline.com, under the Investor Relations tab. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com, under the Corporate Governance tab. Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2016

In accordance with the Company’s Amended and Restated Bylaws, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2016 annual meeting must be received at the Company’s principal executive office not fewer than 120 days nor more than 150 days prior to the date of the 2016 annual meeting of February 10, 2016, and must include the information specified in the Company’s Amended and Restated Bylaws. Accordingly, proposals must be received no earlier than September 14, 2015, and no later than October 13, 2015. Any shareholder proposals submitted after October 13, 2015 will be considered untimely and/or not properly brought before the 2016 annual meeting. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Pursuant to Rule 14a-8 of the Exchange Act, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2016 annual meeting, among other things, the proposal must be received by October 2, 2015, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2016 annual meeting.

By order of the Board of Directors

/s/ AMY L. WATSON AMY L. WATSON
Associate General Counsel and
Corporate Secretary

January 29, 2015

Esterline Technologies Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on March 10, 2015.

Vote by Internet
• Go to www.envisionreports.com/ESL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Delores M. Etter*	☐	☐	☐	02 - Mary L. Howell*	☐	☐	☐	03 - Gary E. Pruitt*	☐	☐	☐
* Each to serve a term that expires in 2018.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 31, 2014.	☐	☐	☐	3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		3 2 B M	+

01Z06B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Esterline Technologies Corporation

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Curtis C. Reusser, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 11, 2015, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side.

This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.envisionreports.com/ESL

(Continued and to be marked, dated and signed, on the other side)

Esterline Technologies Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the following:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Delores M. Etter*	☐	☐	☐	02 - Mary L. Howell*	☐	☐	☐	03 - Gary E. Pruitt*	☐	☐	☐
* Each to serve a term that expires in 2018.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 31, 2014.	☐	☐	☐	3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 2, 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		1 U P X	+
01Z07B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Esterline Technologies Corporation

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Curtis C. Reusser, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 11, 2015, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side.

This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.edocumentview.com/ESL

(Continued and to be marked, dated and signed, on the other side)